EXHIBIT 10.17

OFFICE LEASE

THIS OFFICE LEASE (the “Lease”) is made and entered into as of the Date of this Lease, by and between Landlord and Tenant.  “Date of this Lease” shall mean the date on which the last one of the Landlord and Tenant has signed this Lease.

WITNESSETH:

Subject to and on the terms and conditions of this Lease, Landlord leases to Tenant and Tenant hires from Landlord the Premises.

1.             BASIC LEASE INFORMATION AND DEFINED TERMS.  The key business terms of this Lease and the defined terms used in this Lease are as follows:

1.1           Landlord.  CTA PARTNERS, L.P., a Delaware limited partnership authorized to transact business in Florida.

1.2           Tenant.  DIRECT INSITE CORP., a Delaware corporation authorized to transact business in Florida.

1.3           Building.  The building containing the Premises located at 500 East Broward Boulevard, Fort Lauderdale, Florida 33394.  The Building is located within the Project.

1.4           Project.  The parcel of land, the Building, and any other improvements located on such land, known as Broward Financial Centre and located at 500 East Broward Boulevard, Fort Lauderdale, Broward County, Florida and legally described in EXHIBIT “A” to this Lease.

1.5           Premises.  Suite No. 1550 on the fifteenth floor of the Building.  The Premises are depicted in the sketch attached as EXHIBIT “B”.  Landlord reserves the right to install, maintain, use, repair, and replace pipes, ducts, conduits, risers, chases, wires, and structural elements concealed within walls or above drop ceilings of the Premises in locations that will not materially interfere with Tenant’s use of the Premises.

1.6           Rentable Area of the Premises.  5,806 square feet.  This square footage figure includes an add-on factor for Common Areas in the Building and has been agreed upon by the parties as final and correct and is not subject to challenge or dispute by either party.

1.7           Permitted Use of the Premises.  General office purposes and incidental uses thereto only (see the Use article of this Lease).

1.8           Commencement Date.  The earlier to occur of (a) the date when Tenant takes possession of any part of the Premises for the conduct of its business, or (b) the date on which Landlord shall deliver to Tenant vacant possession of the Premises with the Tenant Improvements substantially completed.  Substantial completion shall mean the date that a Certificate of Occupancy or its equivalent, including  a Certificate of Completion or Certificate of Final Inspection, is issued by the appropriate local government entity concerning the Tenant Improvements, or, if no such Certificate will be issued for the Tenant Improvements, the date on which the Tenant Improvements are completed so that Tenant may use the Premises for their intended purpose, notwithstanding that punchlist items or insubstantial details concerning construction, decoration, or mechanical adjustment remain to be performed by Landlord.  Landlord will use commercially reasonable efforts to complete punch list items within thirty (30) days after the Commencement Date, subject to any long lead items.

1.9           Lease Term.  A term commencing on the Commencement Date and continuing for sixty-six (66) full calendar months (plus any partial calendar month in which the Commencement Date falls), as extended or sooner terminated under the terms of this Lease.  If the Commencement Date falls on a day other than the first day of a month, the first month of the Lease Term shall be the month immediately following the Commencement Date and Tenant shall pay prorated Rent for the partial month.

1.10           Base Rent.  The following amounts:

Period	Rate P/S/F Per Annum	Monthly Base Rent		Period Base Rent
Months 1 – 3	$17.25	-------------	*	--------------	*
Months 4 – 12	$17.25	$8,346.13		$75,115.17
Months 13 – 15	$17.77	-------------	*	--------------	*
Months 16 – 24	$17.77	$8,597.72		$77,379.48
Months 25 – 36	$18.30	$8,854.15		$106,249.80
Months 37 – 48	$18.85	$9,120.26		$109,443.10
Months 49 – 60	$19.42	$9,396.04		$112,752.52
Months 61 – 66	$20.00	$9,676.67		$58,060.02
*See Section 4.2

Base Rent amounts shown above do not include applicable sales tax.

1.11           Allocated Share.  1.78%.  This share is a stipulated percentage, agreed upon by the parties, and constitutes a material part of the economic basis of this Lease and the consideration to Landlord in entering into this Lease. Landlord may readjust the Allocated Share from time to time based on changes in the rentable area of the Project.

1.12           Security Deposit.  $50,000.00, to be paid to Landlord upon execution of this Lease by Tenant.

1.13           Prepaid Rent.  $15,283.33 (Base Rent, Operating Costs, and sales tax for the first month of the Lease Term for which rent is due and not abated), to be paid to Landlord upon execution of this Lease by Tenant.

1.14           Tenant’s Notice Address.  All notices to Tenant under the Lease should be sent to: (i) prior to the Commencement Date, Direct Insite Corp., 13450 W Sunrise Blvd., Suite 510, Sunrise, Florida 33323, Attention: Mark DiMinico, Vice President; and (ii) on and after the Commencement Date, Direct Insite Corp. at the Premises, Attention: Mark DiMinico, Vice President.

1.15           Landlord’s Notice Address.  CTA Partners, L.P., Building Management Office, 500 East Broward Boulevard, Fort Lauderdale, Florida 33301, Attention:  On-Site Property Manager, with a copy to DRA Advisors, LLC, 220 East 42nd Street, 27th Floor, New York, NY 10017, Attention:  Rob Hyman, Asset Manager.

1.16           Landlord’s Broker.  ComReal Fort Lauderdale (Timothy J. Talbot).

1.17           Tenant’s Broker.  ComReal of Fort Lauderdale (Keith Darby and Zachary Wendelin).

1.18           Guarantor.  None.

1.19           Parking Spaces.  Total Spaces: 17, allocated as follows:  Five Reserved Spaces (within the Building parking garage): at $125.00 per space, per month; 12 Unreserved Spaces: at $75.00 per space per month.  Landlord shall abate the parking charges for these spaces during the first year of the Lease Term.

1.20           Business Days.  All days other than Saturdays, Sundays, or Legal Holidays.

1.21           Legal Holidays.  New Year’s Day, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, and Christmas Day.

2.             TERM.  Landlord shall lease the Premises to Tenant, and Tenant shall have and hold the Premises for the Lease Term.  The Lease Term shall commence on the Commencement Date.  Landlord shall determine the Commencement Date as provided in Basic Lease Information and Defined Terms article of this Lease and shall notify Tenant of the date so determined.  Tenant shall, if Landlord so requests, thereafter execute and return within ten days a letter confirming the Commencement Date and the expiration date of this Lease.

3.             USE.  Tenant shall continuously use and occupy the Premises only for the Permitted Use of the Premises.  Tenant shall not use or permit or suffer the use of the Premises for any other business or purpose.  Tenant shall conform to the Rules and Regulations.  “Rules and Regulations” shall mean the rules and regulations for the Building promulgated by Landlord from time to time, on notice to Tenant to be given in accordance with the terms of this Lease, provided that such adoptions shall not increase Tenant’s obligations under this Lease (other than to a de minimis extent) and shall not decrease Tenant rights under this Lease (other than a de minimis extent).  Landlord shall not enforce any Rule and Regulation against Tenant in a discriminatory manner.  The Rules and Regulations which apply as of the Date of this Lease are attached as EXHIBIT “D”.

4.             RENT.

4.1           General.  Tenant shall pay Rent to Landlord in lawful United States currency.  All Base Rent and additional rent for Operating Costs shall be payable in monthly installments, in advance, beginning on the Commencement Date (subject to any prepaid Rent due under Article 1), and continuing on the first day of each and every calendar month thereafter during the Lease Term.  Unless otherwise expressly provided, all monetary obligations of Tenant to Landlord under this Lease, of any type or nature, other than Base Rent, shall be denominated as additional rent.  Except as otherwise provided, all additional rent payments (other than Operating Costs which are due together with Base Rent) are due thirty days after delivery of an invoice.  Tenant shall pay monthly to Landlord any sales, use, or other tax (excluding state and federal income tax) now or hereafter imposed on any Rent due under this Lease.  The term “Rent” when used in this Lease includes Base Rent and all forms of additional rent.  All Rent shall be paid to Landlord without demand, setoff, or deduction whatsoever, except as specifically provided in this Lease, at Landlord’s Notice Address, or at such other place as Landlord designates in writing to Tenant.  Tenant’s obligations to pay Rent are covenants independent of the Landlord’s obligations under this Lease.

4.2           Rent Abatement.  Provided that Tenant is not in default of this Lease beyond any applicable grace period at any time during the abatement period, Tenant shall have a Rent credit in the amount of the Base Rent and the additional rent for Tenant’s Allocated Share of Operating Costs owed for (i) the first three full calendar months of the Lease Term, and (ii) the thirteenth through fifteenth full calendar months of the Lease Term, which credits shall be applied to the installments of Base Rent and the additional rent for Tenant’s Allocated Share of Operating Costs due for those months.  Accordingly, if the Commencement Date occurs on a day other than the first day of the month, the prorated Rent for the first partial month of the Lease Term shall be due on the Commencement Date and the first rent abatement period shall commence on the first day of the first full calendar month of the Lease Term and shall expire on the last day of the third full calendar month of the Lease Term.

5.             OPERATING COSTS.

5.1           General.  Tenant shall pay to Landlord its Allocated Share of Operating Costs in accordance with the terms and provisions of this article and based on the following.

5.2           Defined Terms.  The following terms shall have the following definitions:

5.2.1           “Real Estate Taxes” shall mean the total of all taxes, assessments, and other charges by any governmental or quasi-governmental authority, including real and personal property taxes, transit and other special district taxes, franchise taxes, and solid waste assessments that are assessed, levied, or in any manner imposed on the Project.  If a tax shall be levied against Landlord in substitution in whole or in part for the Real Estate Taxes or otherwise as a result of the ownership of the Project, then the other tax shall be deemed to be included within the definition of “Real Estate Taxes”.  “Real Estate Taxes” also includes all costs incurred by Landlord in contesting the amount of the assessment of the Project made for Real Estate Tax purposes, including attorneys’, consultants’, and appraisers’ fees.

5.2.2           “Operating Costs” shall mean the total of all of the costs incurred by Landlord relating to the ownership, operation, and maintenance of the Project and the services provided tenants in the Project.  By way of explanation and clarification, but not by way of limitation, Operating Costs will include the costs and expenses incurred for the following: Real Estate Taxes; pest control; trash and garbage removal (including dumpster rental); porter and matron service; security; Common Areas decorations; repairs, maintenance, and alteration of building systems, Common Areas, and other portions of the Project to be maintained by Landlord; amounts paid under easements or other recorded agreements affecting the Project, including assessments by property owners’ or condominium associations; repairs, maintenance, replacements, and improvements that are appropriate for the continued operation of the Project as a first-class building; improvements required by law; improvements in security systems; materials, tools, supplies, and equipment to enable Landlord to supply services that Landlord would otherwise have obtained from a third party; expenditures designed to result in savings or reductions in Operating Costs; landscaping, including fertilization and irrigation supply, parking area maintenance and supply; property management fees; an on-site management office; all utilities serving the Project and not separately billed to or reimbursed by any tenant of the Project; cleaning; window washing, and janitorial services; all insurance customarily carried by owners of comparable buildings or required by any mortgagee of the Project; supplies; service and maintenance contracts for the Project; wages, salaries, and other benefits and costs of employees of the Landlord up to and including the Building manager (including a pro rata share only of the wages and benefits of employees who are employed at more than one building, which pro rata share shall be determined by Landlord and shall be based on Landlord’s estimate of the percentage of time spent by the employees at the Project); legal, accounting, and administrative costs; and uniforms and working clothes for employees and the cleaning of them.  Landlord may contract for the performance of some or all of the management and maintenance functions generally described in this section with entities that are affiliated with Landlord.

Notwithstanding anything to the contrary contained herein, the following shall be excluded from Operating Costs:

(i)            The cost (or any amortization thereof) of any alteration, addition, change, replacement, improvement, repair or other item which would be considered a capital expense or improvement under generally accepted accounting principles, except that Operating Costs shall include the amortization of capital improvements made:  (i) primarily to reduce Operating Costs, provided, however, (x) Landlord will furnish Tenant with documentation justifying Landlord’s reasonable anticipation that such capital expenditures will reduce or avoid increases in Operating Costs and (y) the maximum amount which may be amortized in any year shall be the amount which Landlord reasonably estimates has been saved during that year as a result of the reduction of Operating Costs caused by the installation of such capital items, or (ii) to comply with any laws or other governmental requirements enacted after the Date of this Lease.

(ii)           Depreciation, and except as set forth above, amortization.

(iii)           Financing and refinancing costs, interest on debt or amortization payments on any mortgage or mortgages, and rental under any ground or underlying leases or lease together with all cost incidental to the items mentioned in this subparagraph.

(iv)           Legal and other fees, leasing commissions, advertising expenses and other similar costs incurred in connection with the leasing of the Building.

(v)           Any item of cost which is includable in Operating Costs, but which represents an amount paid to an Affiliate of Landlord or an Affiliate of any partner or shareholder of Landlord, or to the property management company or an Affiliate of the property management company, to the extent the same is in excess of the competitive cost of said item or service in an arms’ length transaction.

5.3           Variable Operating Costs.  If during any year the entire Building is not occupied or Landlord is not furnishing utilities or services to all of the premises in the Building, then the Variable Operating Costs for such year shall be “grossed up” (using reasonable projections and assumptions) to the amounts that would apply if the entire Building were completely occupied and all of the premises in the Building were provided with the applicable utilities or services.  Variable Operating Costs are Operating Costs that are variable with the level of occupancy of the Building (such as janitorial services, utilities, refuse and waste disposal, and management fees).

5.4           Payment.  Landlord shall reasonably estimate the Operating Costs that will be payable for each calendar year.  Tenant shall pay one-twelfth of its share of the estimated Operating Costs monthly in advance, together with the payment of Base Rent.  Should any assumptions used in creating a budget change, Landlord may adjust the estimated monthly Operating Costs payments to be made by Tenant by notice to Tenant.  After the conclusion of each calendar year, Landlord shall furnish Tenant a detailed statement of the actual Operating Costs for the year; and an adjustment shall be made between Landlord and Tenant with payment to or repayment by Landlord, as the case may require.  Tenant waives and releases any and all objections or claims relating to Operating Costs for any calendar year unless, within ninety (90) days after Landlord provides Tenant with the annual statement of the actual Operating Costs for the calendar year, Tenant provides Landlord notice that it disputes the statement and specifies the matters disputed.  If Tenant disputes the statement then, Tenant shall continue to pay the Rent in question to Landlord in the amount provided in the disputed statement pending resolution of the dispute.

5.5           Audits.  Landlord shall maintain books and records necessary for computation of Operating Costs and shall permit an accountant employed by Tenant or Tenant’s audit firm, which shall be a firm having at least one owner or member who shall be a certified public accountant (“Audit Firm”) and which is not being compensated on a percentage of recovery or contingency basis, to have access to the books and records utilized to compute Operating Costs for the annual reconciliation statement, during normal business hours upon no less than ten (10) days prior notice for a period of ninety (90) days after Tenant’s notice to Landlord is given that Tenant wishes to examine such books and records.  Tenant may not conduct more than one audit/examination per year and such audit/examination shall be limited to the calendar year to which the annual reconciliation statement applies.  Such notice of audit shall be given by Tenant within ninety (90) days of Tenant’s receipt of the applicable statement.  Tenant shall notify Landlord (“Tenant’s Statement”) in reasonable detail and with reasonable specificity of any claim by Tenant of overpayment of Operating Costs and the amount Tenant claims is due it, within thirty (30) days after the expiration of the aforesaid ninety (90) day review period, or Tenant shall be deemed to have waived any claims not asserted within said thirty (30) day period.  If Tenant shall have timely given Tenant’s Statement to Landlord, Landlord and Tenant shall attempt to adjust such disagreement.  If they are unable to do so and provided that the amount of Operating Costs Tenant claims is due is substantially different from the amount Landlord claims is due, Tenant shall notify Landlord, within thirty (30) days after the date on which Tenant’s Statement is given to Landlord, that Tenant desires to have such disagreement determined by an Arbiter, and promptly thereafter Landlord and Tenant shall designate a certified public accountant (the “Arbiter”) whose determination made in accordance with this Section 5.5 shall be binding upon the parties.  The dispute shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, with the following exceptions. The scope of the arbitrator’s inquiry and determination shall be limited to whether Operating Costs as billed to Tenant are in accordance with the definitions and computations provided in this Lease and the arbitrator shall not apply principles of good faith and fair dealing, unconscionability, or any other equitable principles in reaching his decision.  The Arbiter will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages.  The Arbiter must set forth in any award findings of fact and conclusions of law supporting the decision.  Judgment on the award of the Arbiter may be entered in any court having jurisdiction.  The cost of the Arbiter shall be borne equally by Landlord and Tenant.  The Arbiter shall be a member of an independent certified public accounting firm having at least three (3) accounting professionals and having at least ten (10) years’ experience in the accounting of major office buildings in the market area of the Building.  If Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within fifteen (15) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two (2) or more certified public accountants who are acceptable to the party sending such notice, then either party shall have the right to request the American Arbitration Association (or any organization which is the successor thereto) (the “AAA”) to designate as the Arbiter a certified public accountant whose determination made in accordance with this Section 5.5 shall be conclusive and binding upon the parties, and the cost of such certified public accountant shall be borne as provided above in the case of the Arbiter designated by Landlord and Tenant. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence.  Pending the resolution of any contest pursuant to this Section 5.5 and as a condition to Tenant’s right to prosecute such contest, Tenant shall pay all sums required to be paid in accordance with the Landlord’s Statement in question.  If Tenant shall prevail in such contest, an appropriate refund shall be made by Landlord to Tenant.

5.6           Controllable Costs.  Notwithstanding anything contained in this Lease to the contrary, for purposes of computing Tenant’s Allocated Share of Operating Costs, Controllable Costs (as defined in this section) for any calendar year shall not exceed the Cap Amount (as defined in this section) for that calendar year.  The “Cap Amount” for any given calendar year during the Lease Term shall be an amount determined by increasing the Controllable Costs for the calendar year in which the Commencement Date occurs by 5% per annum on a cumulative and compounding basis.  “Controllable Costs” shall mean all Operating Costs other than the costs of Real Estate Taxes, insurance related costs, premiums and deductibles, life safety and security costs, utility and waste collection related costs, costs resulting from acts of God to the extent not reimbursed by insurance, and the amortized costs of capital improvements if the capital improvements are required to comply with laws not in effect on the Commencement Date.  In addition, the Cap Amount shall exclude increases in Controllable Costs resulting from increases in the minimum hourly wage rate in effect as of the Date of this Lease.  In no event shall this cap apply to Operating Costs other than Controllable Costs.

6.             ASSIGNMENT OR SUBLETTING.

6.1           General; Definition of Transfer.  Neither Tenant nor Tenant’s legal representatives or successors in interest by operation of law or otherwise shall transfer this Lease except as provided in this article.  For purposes of this article, a “transfer” shall mean any of the following: (a) an assignment of this Lease; (b) a collateral assignment, mortgage, or other encumbrance involving this Lease; (c) a sublease, license agreement, or other agreement permitting all or any portion of the Premises to be used by others; (d) a reduction of Tenant’s assets to the point that this Lease is substantially Tenant’s only asset; (e) a change or conversion in the form of entity of Tenant or any transferee or any entity controlling any of them which has the effect of limiting the liability of any of the partners, members, or other owners of the entity; (f) the agreement by a third party to assume, take over, or reimburse Tenant for any of Tenant’s obligations under this Lease in order to induce Tenant to lease space from the third party; or (g) any transfer of control of Tenant, which shall be defined as any issuance or transfer of stock in any corporate tenant or subtenant or any interest in any noncorporation entity tenant or subtenant, by sale, exchange, merger, consolidation, operation of law, or otherwise, or creation of new stock or interests, by which an aggregate of 50% or more of Tenant’s stock or equity interests shall be vested in one or more parties who are not stockholders or interest holders as of the Date of this Lease, or any transfer of the power to direct the operations of any entity (by equity ownership, contract, or otherwise), to one or more parties who are not stockholders or interest holders as of the Date of this Lease, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions.  This section shall not apply to sales of stock by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934 as amended, which sales are effected through any recognized securities exchange.  Any modification or amendment to any sublease of any portion of the Premises shall be deemed a further sublease of this Lease.  As used in this article, the term “transferee” shall include any assignee or subtenant of Tenant or any other party involved in any of the other transactions or events constituting a transfer.

6.2           Request for Consent.  If Tenant requests Landlord’s consent to a transfer, it shall submit in writing to Landlord, not later than 30 days before any anticipated transfer, (a) the name and address of the proposed transferee, (b) a duly executed counterpart of the proposed transfer agreement, (c) reasonably satisfactory information as to the nature and character of the business of the proposed transferee, as to the nature and character of its proposed use of the space, and otherwise responsive to the criteria set forth in the Reasonable Consent section of this article, and (d) banking, financial, or other credit information relating to the proposed transferee reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed transferee, including balance sheets and profit and loss statements for the transferee covering the three years before the transfer, certified by the transferee, and a list of personal, banking, business, and credit references for the transferee.

6.3           Recapture.  Landlord shall have the following options to be exercised within 15 Business Days from submission of Tenant’s request for Landlord’s consent to a specific transfer:

6.3.1           If Tenant proposes to assign this Lease or sublet all or substantially all of the Premises for the balance of the Lease Term, Landlord shall have the option to cancel and terminate this Lease as of the proposed commencement date for the transfer.

6.3.2           If Tenant proposes to sublet less than all or substantially all of the Premises for the balance of the Lease Term, Landlord shall have the option of canceling and terminating this Lease only as to the applicable portion of the Premises, effective as of the proposed commencement date of the sublease.  If Landlord exercises this option, all Rent for the Premises shall be equitably apportioned as of the commencement date of the sublease and Landlord, at Tenant’s expense, shall perform all work and make all alterations as may be required physically to separate the applicable portion of the Premises from the remainder of the Premises and to permit lawful occupancy of the separated portion.

6.4           Reasonable Consent.  If Landlord does not elect either of the options provided in the Recapture section of this article, Landlord shall not unreasonably withhold, condition or delay its consent to a proposed transfer.  It shall be deemed reasonable for Landlord to withhold consent to any proposed transfer if any of the following conditions have not been established to Landlord’s reasonable satisfaction:

6.4.1           The proposed transferee (for assignments) has sufficient financial wherewithal to discharge its obligations under this Lease and the proposed agreement of transfer and as reasonably determined by Landlord’s criteria for selecting Project tenants and has a tangible net worth and reputation that is not less than the tangible net worth and reputation of Tenant on the Date of this Lease.

6.4.2           The proposed transfer shall not, in Landlord’s reasonable judgment, cause physical harm to the Project or harm to the reputation of the Project that would result in an impairment of Landlord’s ability to lease space in the Project or a diminution in the rental value of space in the Project.  The proposed use of the Premises by the proposed transferee will be a use permitted under this Lease and not prohibited by the Rules and Regulations, and will not violate any restrictive covenants or exclusive use provisions applicable to Landlord of which Landlord has notified Tenant.

6.4.3           [Intentionally Omitted]

6.4.4           The proposed transferee shall not be any person or entity who shall at that time be a tenant, subtenant, or other occupant of any part of the Project, or who negotiated with Landlord or Landlord’s agent (directly or through a broker) as to space in the Project during the six months immediately preceding Tenant’s request for Landlord’s consent.

6.4.5           The proposed use of the Premises by the proposed transferee will not require alterations or additions to the Premises or the Project to comply with applicable law or governmental requirements and will not negatively affect insurance requirements or involve the introduction of materials to the Premises that are not in compliance with the environmental laws.

6.4.6           Any mortgagee of the Project will consent to the proposed transfer if such consent is required under the relevant loan documents.

6.4.7           The proposed use of the Premises will not increase the Operating Costs for the Project or the burden on the Project services, or generate unreasonably additional foot traffic, elevator usage, Parking Area usage, or security concerns in the Project, or create an increased possibility that the comfort or safety, or both, of Landlord and the other occupants of the Project will be compromised or reduced.

6.4.8           The proposed transferee shall not be, and shall not be affiliated with, anyone with whom Landlord or any of its affiliates has been involved with in litigation or who has defaulted under any agreement with Landlord or any of its affiliates.

6.4.9           The proposed transfer will not cause a violation of another lease for space in the Project or give an occupant of the Project a right to cancel its lease.

6.4.10           There shall be no default by Tenant, beyond any applicable grace period, under any of the terms, covenants, and conditions of this Lease at the time that Landlord’s consent to a transfer is requested and on the date of the commencement of the term of the proposed transfer.

6.4.11           If the transfer is an assignment, the proposed assignee will assume in writing all of the obligations of Tenant under this Lease.

6.4.12           Tenant acknowledges that the foregoing is not intended to be an exclusive list of the reasons for which Landlord may reasonably withhold its consent to a proposed transfer.

6.5           Tenant’s Remedies.  Tenant waives any remedy for money damages (nor shall Tenant claim any money damages by way of setoff, counterclaim, or defense) based on any claim that Landlord has unreasonably withheld, delayed, or conditioned its consent to a proposed transfer under this Lease.  Tenant’s sole remedy in such an event shall be to institute an action or proceeding seeking specific performance, injunctive relief, or declaratory judgment or an arbitration through the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association, which shall be completed within thirty (30) days after the commencement thereof.

6.6           Transfer Documents.  Any sublease shall provide that:  (a) the subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant; (b) the sublease is expressly subject to all of the terms and provisions of this Lease; and (c) unless Landlord elects otherwise, the sublease will not survive a termination of this Lease (whether voluntary or involuntary) or resumption of possession of the Premises by Landlord following a default by Tenant.  The sublease shall further provide that if Landlord elects that the sublease shall survive a termination of this Lease or resumption of possession of the Premises by Landlord following a default by Tenant, the subtenant will, at the election of the Landlord, attorn to the Landlord and continue to perform its obligations under its sublease as if this Lease had not been terminated and the sublease were a direct lease between the Landlord and the subtenant for the balance of the term of the sublease.  Any assignment of lease shall contain an assumption by the assignee of all of the obligations of Tenant under this Lease.

6.7           No Advertising.  Tenant shall not advertise (but may list with brokers) its space for sublease at a rental rate lower than the greater of the then Project Rental rate for the space or the rental rate then being paid by Tenant to Landlord.

6.8           Consideration for Consent.  If Tenant effects any transfer, then Tenant shall pay to Landlord a sum equal to (a) the net Rent, additional rent, or other consideration paid to Tenant by any transferee that is in excess of the Rent then being paid by Tenant to Landlord under this Lease for the portion of the Premises so transferred (on a prorated, square footage basis), and (b)any other profit or gain (after deducting any necessary expenses incurred) realized by Tenant from the transfer.  The net Rent, additional rent, or other consideration paid to Tenant shall be calculated by deducting from the gross Rent, additional rent, or other consideration reasonable and customary real estate brokerage commissions actually paid by Tenant to third parties, legal fees, tenant improvement allowances, Rent concessions, the actual cost of improvements to the Premises made by Tenant for the transferee, and other direct out-of-pocket costs actually incurred by Tenant in connection with the transfer (as long as the costs are commercially reasonable and are commonly incurred by landlords in leasing similar space).  Should Tenant sell multiple assets, including its interest under this Lease, Landlord shall not be bound by any allocation of the purchase price for such assets which may be included in an agreement between Tenant and the transferee.  Rather, the profit or gain on the transfer of Tenant’s interest under this Lease as defined in subsection (b) above shall be the fair market value of Tenant’s interest under this Lease as of the date of the transfer less the costs of the transaction as generally described above.  Upon reasonable notice, Landlord shall have the right to audit Tenant’s books and records to determine the amount payable to Landlord under this section.  All sums payable by Tenant under this section shall be payable to Landlord immediately on receipt by Tenant.

6.9           No Waiver.  Consent by Landlord to a transfer shall not relieve Tenant from the obligation to obtain Landlord’s written consent to any further transfer.

6.10         Acceptance of Payments.  If this Lease is nevertheless assigned, or the Premises are sublet or occupied by anyone other than Tenant, Landlord may accept Rent from the assignee, subtenant, or occupant and apply the net amount received to the Rent reserved in this Lease, but no such assignment, subletting, occupancy, or acceptance of Rent shall be deemed a waiver of the requirement for Landlord’s consent as contained in this article or constitute a novation or otherwise release Tenant from its obligations under this Lease.

6.11         Continuing Liability.  Except as provided in the Recapture section of this article, following any transfer, Tenant and Guarantor shall remain liable to Landlord for the prompt and continuing payment of all forms of Rent payable under this Lease following the transfer.  The joint and several liability of Tenant, Guarantor, and any immediate and remote successor in interest of Tenant (by assignment or otherwise), and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not in any way be discharged, released, or impaired by any (a) agreement that modifies any of the rights or obligations of the parties under this Lease, (b) stipulation that extends the time within which an obligation under this Lease is to be performed, (c) waiver of the performance of an obligation required under this Lease, or (d) failure to enforce any of the obligations set forth in this Lease.

6.12         Administrative Fee.  Tenant shall pay to Landlord, on demand, an administrative fee of $1,000, plus all reasonable attorneys’ fees and actual costs associated with Landlord’s consideration of Tenant’s transfer request and the review and preparation of all documents associated therewith.

6.13         Landlord Transfer.  Landlord may assign or encumber its interest under this Lease.  If any portion of the Premises is sold, transferred, or leased, or if Landlord’s interest in any underlying lease of the Premises is transferred or sold, Landlord shall be relieved of all existing and future obligations and liabilities under this Lease, provided that the purchaser, transferee, or tenant of the Premises assumes in writing those obligations and liabilities.

6.14         Permitted Assignment/Sublet without Landlord’s Consent.  The provisions of Sections 6.8 and 6.12 shall not apply to, and Landlord’s consent shall not be required with respect to (i) transactions with a corporation, limited liability company, limited partnership or limited liability partnership into or with which Tenant is merged or consolidated or with a person to which substantially all of Tenant’s assets are transferred (provided such merger, consolidation or transfer of assets is for a good business purpose and not principally for the purpose of transferring the leasehold estate created by this Lease, and provided further, that the assignee has a net worth at least equal to or in excess of the net worth of Tenant as of the date of this Lease), or (ii) if Tenant is a general, limited or limited liability partnership, transactions with a successor partnership,  or (iii) transactions with an entity that controls or is controlled by Tenant or is under common control with Tenant.  Tenant shall notify Landlord before any such transaction is consummated.  The term “control” as used in this Lease (i)in the case of a corporation, shall mean ownership of more than fifty (50%) percent of the outstanding capital stock of that corporation, (ii)in the case of a general or limited liability partnership, shall mean ownership of more than fifty (50%) percent of the general partnership or membership interests of the partnership, (iii)in the case of a limited partnership, shall mean ownership of more than fifty (50%) percent of the general partnership interests of such limited partnership, and (iv) in the case of a limited liability company, shall mean ownership of more than fifty (50%) percent of the membership interests of such limited liability company.

6.15         Improper Transfer.  Any transfer by Tenant in violation of this article shall be void.

7.             INSURANCE.

7.1           Tenant’s Insurance.  Tenant shall obtain and keep in full force and effect the following insurance coverages: commercial general liability insurance, including contractual liability, on an occurrence basis, on the then most current Insurance Services Office (“ISO”) form in the minimum amounts of $3 million per occurrence, $5 million general aggregate; special form causes of loss property insurance (ISO CP 10 30 or equivalent in effect in the State in which the Premises are located), in an amount adequate to cover 100% of the replacement costs, without co-insurance, of all Alterations and other improvements in the Premises (including all Tenant Improvements) and all of Tenant’s property at the Premises; workers’ compensation insurance; business income and extra expense insurance covering the risks to be insured by the property insurance described above, on an actual loss sustained basis, but in all events in an amount sufficient to prevent Tenant from being a co-insurer of any loss covered under the applicable policy or policies, including income coverage for a minimum 12 month period; and such other insurance as may be reasonably required by Landlord.  Tenant’s insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance, Landlord’s policy will be excess over Tenant’s policy.  None of Tenant’s policies may have a deductible of more than $5,000.00.

7.2           Insurance Requirements.  All insurance policies shall be written with insurance companies and shall have coverage limits acceptable to Landlord and having a policyholder rating of at least “A-” and a financial size category of at least “Class VIII” as rated in the most recent edition of “Best’s Key Rating Guide” for insurance companies.  The commercial general liability insurance policy shall name Landlord and Landlord’s directors, officers, partners, members, managers, agents, employees, mortgagee, and managing agent as additional insureds.  All policies shall provide that they may not be terminated or modified in any way that would materially decrease the protection afforded Landlord under this Lease without 30 days’ advance notice to Landlord.  Tenant shall furnish evidence that it maintains all insurance coverages required under this Lease (ACORD 25 for Commercial General Liability and the 2003 edition of ACORD 28 for Property, with copies of declaration pages for each required policy) at least ten days before entering the Premises for any reason.  Coverage amounts for the commercial general liability insurance may be increased periodically in accordance with industry standards for similar properties.

7.3           Waiver of Subrogation.  Landlord and Tenant each expressly, knowingly, and voluntarily waive and release any claims that they may have against the other or the other’s employees, agents, or contractors and against every other tenant in the Project who shall have executed a waiver similar to this one for loss or damage to its property and loss of business (specifically including loss of Rent by Landlord and business interruption by Tenant) as a result of the acts or omissions of the other party or the other party’s employees, agents, or contractors (specifically including the negligence of either party or its employees, agents, or contractors and the intentional misconduct of the employees, agents, or contractors of either party), to the extent any such claims are covered by the workers compensation, employer’s liability, property, rental income, business income, or extra expense insurance described in this Lease (whether or not actually carried by either party), or other property insurance that either party may carry at the time of an occurrence.  Landlord and Tenant shall each, on or before the earlier of the Commencement Date or the date on which Tenant first enters the Premises for any purpose, obtain and keep in full force and effect at all times thereafter a waiver of subrogation from its insurer concerning the workers’ compensation, employer’s liability, property, rental income, and business interruption insurance maintained by it for the Project and the property located in the Premises.  The waiver of subrogation and release shall not apply to the deductible amount of any loss under any property insurance carried by Landlord.  This section shall control over any other provisions of this Lease in conflict with it and shall survive the expiration or sooner termination of this Lease.

8.             DEFAULT.

8.1           Events of Default.  Each of the following shall be an event of default under this Lease: (a) Tenant fails to make any payment of Rent and such failure continues for more than seven (7) days after notice thereof from Landlord (provided that Landlord shall only be required to give one such notice in any twelve (12) month period and thereafter, Rent shall be late if not paid within seven (7) days of when due);  (b) Tenant or any Guarantor for Tenant’s obligations under this Lease becomes bankrupt or insolvent or makes an assignment for the benefit of creditors or takes the benefit of any insolvency act, or if any debtor proceedings are taken by or against Tenant or any Guarantor; (c) Tenant abandons the Premises; or (d) Tenant transfers this Lease in violation of the Assignment or Subletting article; or (e) Tenant fails to deliver an estoppel certificate or subordination agreement or maintain required insurance coverages within the time periods required by this Lease, (f) Tenant does not comply with its obligations to vacate the Premises under the Relocation or End of Term articles of this Lease, or (g) Tenant fails to perform any other obligation under this Lease and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and the continuation of which for the period required for cure will not subject Landlord to the risk of criminal liability or results in immediate injury to persons or property, if Tenant shall not, (i)within said thirty (30) days period advise Landlord of Tenant’s intention duly toinstitute all steps necessary to remedy such situation, (ii)duly commence within said thirty (30) days period, and thereafter diligently and continuously prosecute to completion all steps necessary to remedy the same and (iii)complete such remedy within such time after the date of the giving of said notice byLandlord as shall reasonably be necessary (not to exceed a total of ninety (90) days).

8.2           Remedies.  If Tenant defaults, in addition to all remedies provided by law, Landlord may declare the entire balance of all forms of Rent due under this Lease for the remainder of the Lease Term to be forthwith due and payable and may collect the then present value of the Rents (calculated using a discount rate equal to the discount rate of the branch of the Federal Reserve Bank closest to the Premises in effect as of the date of the default).  In addition, Landlord may institute a distress for rent action and obtain a distress writ under Sections 83.11 through 83.19, Florida Statutes.  If this Lease is rejected in any bankruptcy proceeding, Rent for the entire month in which the rejection occurs shall be due and payable in full and shall not be prorated.

8.3           Landlord’s Right to Perform.  If Tenant defaults, Landlord may, but shall have no obligation to, perform the obligations of Tenant, and if Landlord, in doing so, makes any expenditures or incurs any obligation for the payment of money, including reasonable attorneys’ fees, the sums so paid or obligations incurred shall be paid by Tenant to Landlord upon receipt of a bill or statement to Tenant therefor.

8.4           Late Charges, Interest, and Bad Checks.  If any payment due Landlord shall not be paid when due, Tenant shall pay, in addition to the payment then due, an administrative charge equal to four percent (4%) of the past due payments.  All payments due Landlord shall bear interest at the lesser of: (a) 12% per annum, or (b) the highest rate of interest permitted to be charged by applicable law, accruing from the date the obligation arose through the date payment is actually received by Landlord.  Notwithstanding the foregoing, in the first instance only during each consecutive twelve (12) month period during the Term, no late charge shall be payable, provided that Tenant shall pay such amount within ten (10) days after the same shall have become due.  If any check given to Landlord for any payment is dishonored for any reason whatsoever not attributable to Landlord, in addition to all other remedies available to Landlord, upon demand, Tenant will reimburse Landlord for all insufficient funds, bank, or returned check fees, plus an administrative fee not to exceed the maximum amount prescribed by Section 68.065, Florida Statutes.  In addition, Landlord may require all future payments from Tenant to be made by cashier’s check from a local bank or by Federal Reserve wire transfer to Landlord’s account.

8.5           Limitations.  None of Landlord’s officers, employees, agents, directors, shareholders, partners, members, managers, or affiliates shall ever have any personal liability to Tenant.  No person holding Landlord’s interest shall have any liability after such person ceases to hold such interest, except for any liability accruing while such person held such interest.  TENANT SHALL LOOK SOLELY TO LANDLORD’S ESTATE AND INTEREST IN THE BUILDING, RENTAL INCOME THEREFROM AND INSURANCE AND CONDEMNATION PROCEEDS THEREOF FOR THE SATISFACTION OF ANY RIGHT OR REMEDY OF TENANT UNDER THIS LEASE, AND NO OTHER ASSETS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION, OR OTHER ENFORCEMENT PROCEDURE FOR THE SATISFACTION OF TENANT’S RIGHTS OR REMEDIES, OR ANY OTHER LIABILITY OF LANDLORD TO TENANT OF WHATEVER KIND OR NATURE. No act or omission of Landlord or its agents shall constitute an actual or constructive eviction of Tenant or a default by Landlord as to any of its obligations under this Lease unless Landlord shall have first received written notice from Tenant of the claimed default and shall have failed to cure it after having been afforded reasonable time in which to do so, which in no event shall be less than 30 days.  Further, Tenant waives any claims against Landlord that Tenant does not make in writing within 30 days of the onset of the cause of such claim.  Landlord and Tenant each waive all rights (other than rights under the End of Term article) to consequential damages, lost profits, punitive damages, or special damages of any kind.

8.6           Presumption of Abandonment.  It shall be conclusively presumed that Tenant has abandoned the Premises if Tenant fails to keep the Premises open for business during regular business hours for ten consecutive days while in monetary default.  Any grace periods set forth in this article shall not apply to the application of this presumption.  In addition to all other rights of Landlord in the event of an abandonment of the Premises by Tenant, Landlord may reenter and repossess the Premises without legal process, without releasing Tenant of any liability, and with no liability for any claims of wrongful eviction or otherwise by Tenant, if Tenant is presumed to have abandoned the Premises as specified above and fails to object in writing within ten days after a notice from Landlord that it so intends to reenter.

8.7           Multiple Defaults.  Tenant acknowledges that, based on Tenant’s credit, reputation, and other factors, Landlord has granted Tenant certain special rights that are not generally granted to tenants in the Building, including any rights or options of first refusal, or to extend the Lease Term, to expand or reduce the size of the Premises, to purchase the Premises or the Building, Building signage rights, or early termination clauses or other similar rights or options.  Tenant, therefore, acknowledges that those special rights are expressly conditioned on the prompt and diligent performance of the terms of this Lease by Tenant and should Tenant, on two or more occasions during any 12-month period, be default under this Lease beyond the applicable notice and cure periods; in addition to all other remedies available to Landlord, any and all such rights shall automatically, and without further action on the part of any party, expire and be deemed canceled and of no further force and effect.  Should Tenant default under this Lease on two or more occasions during any 12-month period, in addition to all other remedies available to Landlord, any notice requirements or cure periods otherwise set forth in this Lease for a default by Tenant shall not apply.

9.             ALTERATIONS.  “Alterations” shall mean any alteration, addition, or improvement in or on or to the Premises of any kind or nature, including any improvements made before Tenant’s occupancy of the Premises.  Tenant shall make no Alterations without the prior written consent of Landlord, which consent may be withheld or conditioned in Landlord’s sole discretion.  However, Landlord will not unreasonably withhold or delay consent to non-structural interior Alterations, provided that they do not involve demolition of improvements, affect utility services or Building systems, are not visible from outside the Premises, and do not require other alterations, additions, or improvements to areas outside the Premises.  Except as expressly set forth in this Lease, Landlord has made no representation or promise as to the condition of the Premises.  Except for work to be performed by Landlord, before any Alterations are undertaken by or on behalf of Tenant, Tenant shall deliver to Landlord any governmental permit required for the Alterations and shall require any contractor performing work on the Premises to obtain and maintain, at no expense to Landlord, workers’ compensation insurance as required by law, builder’s risk insurance in the amount of the replacement cost of the applicable Alterations (or such other amount reasonably required by Landlord), and commercial general liability insurance written on an occurrence basis with minimum limits of $2 million per occurrence limit, $2 million general aggregate limit, $2 million personal and advertising limit, and $2 million products/completed operations limit; which coverage limits may be effected with umbrella coverage (including contractual liability, broad form property damage and contractor’s protective liability coverage).

10.           LIENS.  The interest of Landlord in the Premises shall not be subject in any way to any liens, including construction liens, for Alterations made by or on behalf of Tenant.  This exculpation is made with express reference to Section 713.10, Florida Statutes.  Tenant represents to Landlord that any improvements that might be made by Tenant to the Premises are not required to be made under the terms of this Lease and that any improvements which may be made by Tenant do not constitute the “pith of the lease” under applicable Florida case law.  If any lien is filed against the Premises for work or materials claimed to have been furnished to Tenant, Tenant shall cause it to be discharged of record or properly transferred to a bond under Section 713.24, Florida Statutes, within ten (10) Business Days after notice to Tenant.  Further, Tenant shall indemnify, defend, and save Landlord harmless from and against any damage or loss, including reasonable attorneys’ fees, incurred by Landlord as a result of any liens or other claims arising out of or related to work performed in the Premises by or on behalf of Tenant.  Tenant shall notify every contractor making improvements to the Premises that the interest of the Landlord in the Premises shall not be subject to liens.

11.           ACCESS TO PREMISES.  Landlord and persons authorized by Landlord shall have the right, at all reasonable times, to enter and inspect the Premises and to make repairs and alterations Landlord reasonably deems necessary, with reasonable prior notice, except in cases of emergency.

12.           COMMON AREAS.  The “Common Areas” of the Project include such areas and facilities as delivery facilities, walkways, landscaped and planted areas, and parking facilities and are those areas designated by Landlord for the general use in common of occupants of the Project, including Tenant.  The Common Areas shall at all times be subject to the exclusive control and management of Landlord.  Landlord may grant third parties specific rights concerning portions of the Common Areas.  Landlord may increase, reduce, improve, or otherwise alter the Common Areas, otherwise make improvements, alterations, or additions to the Project, and change the name or number by which the Project is known.  Landlord may also temporarily close the Common Areas to make repairs or improvements.  In addition, Landlord may temporarily close the Project and preclude access to the Premises in the event of casualty, governmental requirements, the threat of an emergency such as a hurricane or other act of God, or if Landlord otherwise reasonably deems it necessary in order to prevent damage or injury to person or property.  This Lease does not create, nor will Tenant have any express or implied easement for, or other rights to, air, light, or view over, from, or about the Project.

13.           SECURITY INTEREST.  As security for Tenant’s obligations under this Lease, Tenant grants to Landlord a security interest in this Lease and all property of Tenant now or hereafter placed in or upon the Premises including, but not limited to, all fixtures, furniture, inventory, machinery, equipment, merchandise, furnishings, and other articles of personal property, and all insurance proceeds of or relating to Tenant’s property and all accessions and additions to, substitutions for, and replacements, products, and proceeds of the Tenant’s property.  This Lease constitutes a security agreement under the Florida Uniform Commercial Code.

14.           CASUALTY DAMAGE.

14.1          Termination Rights.  If: (a) the Project shall be so damaged that substantial alteration or reconstruction of the Project shall, in Landlord’s opinion, be required (whether or not the Premises shall have been damaged by the casualty); or (b) any mortgagee of the Project should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt; or (c) there is any material loss to the Project that is not covered by insurance required to be maintained by Landlord under this Lease; or (d) the Premises shall be partially damaged by casualty during the last two years of the Lease Term, and the estimated cost of repair exceeds 25% of the Base Rent then remaining to be paid by Tenant for the balance of the Lease Term; Landlord may, within 90 days after the casualty, give notice to Tenant of Landlord’s election to terminate this Lease, ,provided that Landlord is also terminating or has terminated the leases of a majority of all similarly situated office tenants in the Building and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered.  In the event of clause (d) or if the Premises shall be damaged by casualty and it is estimated by Landlord’s engineer that it shall take more than 270 days to restore such damage, Tenant may, within 90 days after the casualty, give notice to Landlord of Tenant’s election to terminate this Lease, and the balance of the Lease Term shall automatically expire on the fifth day after the notice is delivered.

14.2         Restoration.  If Landlord or Tenant does not elect to terminate this Lease, Landlord shall proceed with reasonable diligence to restore the Project and the Premises to substantially the same condition they were in immediately before the happening of the casualty.  However, Landlord shall not be required to restore any unleased premises in the Project, any portion of Tenant’s property, any Tenant Improvements and other Alterations.  When repairs to the Premises that are Landlord’s obligation under this article have been completed by Landlord, Tenant shall complete the restoration or replacement of the Premises and all of Tenant’s property necessary to permit Tenant’s reoccupancy of the Premises.

14.3         Rent Abatement.  Rent shall abate in proportion to the portion of the Premises not useable by Tenant and as a result of any casualty resulting in damage to the Building which is covered by insurance carried or required to be carried by Landlord under this Lease, as of the date on which the Premises becomes unusable.  Landlord shall not be liable to Tenant for any delay in restoring the Premises or any inconvenience or annoyance to Tenant or injury to Tenant’s business resulting in any way from the damage or the repairs, Tenant’s sole remedy being the right to an abatement of rent.

15.           CONDEMNATION.  If the whole or any substantial part of the Premises shall be condemned by eminent domain or acquired by private purchase in lieu of condemnation, this Lease shall terminate on the date on which possession of the Premises is delivered to the condemning authority and Rent shall be apportioned and paid to that date.  If no portion of the Premises is taken but a substantial portion of the Project is taken, at Landlord’s option, this Lease shall terminate on the date on which possession of such portion of the Project is delivered to the condemning authority and Rent shall be apportioned and paid to that date, provided that Landlord is also terminating or has terminated the leases of office space in the Building representing a majority of all similarly situated office tenants in the Building.  Tenant shall have no claim against Landlord for the value of any unexpired portion of the Lease Term, nor shall Tenant be entitled to any part of the condemnation award or private purchase price.  If this Lease is not terminated as provided above, Rent shall abate in proportion to the portion of the Premises condemned and Landlord, at Landlord’s cost and expense, shall restore with reasonable diligence that part of the Premises not so acquired or condemned to a self-contained rental unit, exclusive of any portion of Tenant’s property, any Tenant Improvements and other Alterations performed by Tenant.

16.           REPAIR AND MAINTENANCE.  Landlord shall repair and maintain in good order and condition, ordinary wear and tear excepted, the Common Areas, mechanical and equipment rooms, the roof of the Building, the exterior walls of the Building, the exterior windows of the Building, the structural portions of the Building, the elevators, and the electrical, plumbing, mechanical, fire protection, life safety, and HVAC systems servicing the Building.  However, unless the Waiver of Subrogation section of this Lease applies, Tenant shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Tenant, its employees, agents, or contractors.  Additionally, Landlord shall replace the Building standard fluorescent light tubes in the Premises.  Tenant waives the provisions of any law, or any right Tenant may have under common law, permitting Tenant to make repairs at Landlord’s expense or to withhold Rent or terminate this Lease based on any alleged failure of Landlord to make repairs.  Except to the extent Landlord is obligated to repair and maintain the Premises as provided above, Tenant shall, at its sole cost, repair, replace, and maintain the Premises (including the interior walls, drop ceilings, and floors in the Premises, and any specialized electrical, plumbing, mechanical, fire protection, life safety and HVAC systems servicing the Premises requested by Tenant exclusively for their use) in a good condition.  All replacements shall be of equal quality and class to the original items replaced.  Tenant shall not commit or allow to be committed any waste on any portion of the Premises.

17.           ESTOPPEL CERTIFICATES.  From time to time, Tenant, on not less than ten days’ prior notice, shall execute and deliver to Landlord an estoppel certificate in a form generally consistent with the requirements of institutional lenders and certified to Landlord and any mortgagee or prospective mortgagee or purchaser of the Project Tenant shall indemnify, defend, and hold Landlord harmless from all damages resulting from Tenant’s failure to comply strictly with its obligations under this article.

18.           SUBORDINATION.  This Lease is and shall be subject and subordinate to all mortgages and ground leases that may now or hereafter affect the Building, and to all renewals, modifications, consolidations, replacements, and extensions of the leases and mortgages.  This article shall be self-operative and no further instrument of subordination shall be necessary.  However, in confirmation of this subordination, Tenant shall execute promptly any certificate that Landlord may request.  If any ground or underlying lease is terminated, or if  the interest of Landlord under this Lease is transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution for the mortgage, or if this Lease is terminated by termination of any lease or by foreclosure of any mortgage to which this Lease is or may be subordinate, then Tenant will, at the option to be exercised in writing by the landlord under any ground or underlying lease or the purchaser, assignee, or tenant, as the case may be (a) attorn to it and will perform for its benefit all the terms, covenants, and conditions of this Lease to be performed with the same force and effect as if the landlord or the purchaser, assignee, or tenant were the landlord originally named in this Lease, or (b) enter into a new lease with the landlord or the purchaser, assignee, or tenant for the remainder of the Lease Term and otherwise on the same terms, conditions, and rents as provided in this Lease for the balance of the term of this Lease.

Landlord will use commercially reasonable, good-faith efforts to obtain a non-disturbance agreement from any future ground lessor or the holder of any mortgage granted as to the Project subsequent to the Date of this Lease, on the lessor’s or mortgagee’s standard form of agreement.  “Commercially reasonable, good-faith efforts” shall not require Landlord to incur any cost or liability to obtain the non-disturbance agreement and Tenant shall be responsible for any fees or costs charged by the lessor or mortgagee.

19.           INDEMNIFICATION.  To the fullest extent permitted by law, Tenant shall indemnify, defend, and save harmless Landlord and Landlord’s employees, agents, and contractors from and against any and all liability (including reasonable attorneys’ fees) resulting from claims by third parties in connection with the Premises, regardless of whether or not the claim is caused by the negligence or willful acts of Landlord or its employees, agents, or contractors.  Similarly, to the fullest extent permitted by law, Landlord shall indemnify, defend, and save harmless Tenant and Tenant’s employees, agents, and contractors from and against any and all liability (including reasonable attorneys’ fees) resulting from claims by third parties in connection with any area of the Project other than the Premises to the same extent that Tenant would have been covered had it been named as an additional insured on the commercial general liability insurance policy required to be carried by Landlord under this Lease, regardless of whether or not the claim is caused by the negligence or willful acts of Tenant or its employees, agents, or contractors.  This Indemnification article shall not be construed to restrict, limit, or modify either party’s insurance obligations under this Lease.  Either party’s compliance with the insurance requirements under this Lease shall not restrict, limit, or modify that party’s obligation sunder this Indemnification article.  These indemnification provisions shall survive the expiration or sooner termination of this Lease.

20.           NO WAIVER.  The failure of a party to insist on the strict performance of any provision of this Lease or to exercise any remedy for any default shall not be construed as a waiver.  The waiver of any noncompliance with this Lease shall not prevent subsequent similar noncompliance from being a default.  No waiver shall be effective unless expressed in writing and signed by the waiving party.  No notice to or demand on a party shall of itself entitle the party to any other or further notice or demand in similar or other circumstances.  The receipt by Landlord of any Rent after default on the part of Tenant (whether the Rent is due before or after the default) shall not excuse any delays as to future Rent payments and shall not be deemed to operate as a waiver of any then-existing default by Tenant or of the right of Landlord to enforce the payment of any other Rent reserved in this Lease or to pursue eviction or any other remedies available to Landlord.  No payment by Tenant, or receipt by Landlord, of a lesser amount than the Rent actually owed under the terms of this Lease shall be deemed to be anything other than a payment on account of the earliest stipulated Rent.  No endorsement or statement on any check or any letter accompanying any check or payment of Rent will be deemed an accord and satisfaction.  Landlord may accept the check or payment without prejudice to Landlord’s right to recover the balance of the Rent or to pursue any other remedy.  It is the intention of the parties that this article will modify the common law rules of waiver and estoppel and the provisions of any statute that might dictate a contrary result.

21.           SERVICES AND UTILITIES.  Landlord shall furnish the following services:  (a) air conditioning and heating in season Monday through Friday from 8:00 a.m. to 6:00 p.m., and Saturdays upon Tenant’s request from 9:00 a.m. to 1:00 p.m., Legal Holidays excluded (the “Operating Hours”); at other times, air conditioning and heating will be furnished at the then Building standard charge, currently $46 per hour subject to increase from time to time based on increases by the utility provider (payable by Tenant to Landlord within thirty days after written demand by Landlord) and on then Building standard terms relating to advance notice, minimum hours (one hour minimum), minimum zones (one zone/Premises), and other matters; (b) janitorial and general cleaning service on Business Days generally in accordance with the specifications attached as Exhibit “C”; (c) 24 hours, 7 days a week passenger elevator service to all floors of the Building;

(d) 24 hours, 7 days a week, restroom facilities and necessary lavatory supplies, including cold running water; (e) 24 hours, 7 days a week a connected electrical load equal to 7 watts per rentable square foot for purposes of Tenant’s lighting and general office equipment (excluding the electricity required to operate Building Systems) to the Premises; (f) after-hour card key system controlling access to the Building, and (g) on-site security personnel during Operating Hours.  Tenant acknowledges and agrees that, notwithstanding anything contained in this Lease to the contrary, Landlord’s services required under this Article are designed to accommodate an occupant load not to exceed 7 persons/1,000 rentable square feet in the Premises.  Tenant’s use of electrical, HVAC, or other services furnished by Landlord shall not exceed, either in voltage, rated capacity, use, or overall load, that which Landlord reasonably deems to be standard for the Building.  Tenant shall pay all costs associated with any such additional utility usage, including the installation of separate meters.  In no event shall Landlord be liable for damages resulting from the failure to furnish any service, and any interruption or failure shall in no manner entitle Tenant to any remedies including abatement of Rent, except as set forth below.  If at any time during the Lease Term the Project has any type of access control system for the Parking Areas or the Building, Landlord shall provide the initial set of cards for Tenant’s allocated parking spaces free of charge for all occupants of the Premises, and thereafter, Tenant shall pay for lost or stolen access cards (and cards not returned to Landlord by any user) at Building standard rates (currently $40 per card, subject to change from time to time).  If Tenant desires any service which Landlord has not specifically agreed to provide in this Lease, such as private security systems or telecommunications services serving the Premises, Tenant shall procure such service directly from a reputable third party service provider (“Provider”) for Tenant’s own account.  Tenant shall require each Provider to comply with the Building’s rules and regulations, all laws, and Landlord’s reasonable policies and practices for the Building.  Tenant acknowledges Landlord’s current policy that requires all Providers utilizing any area of the Project outside the Premises to be approved by Landlord and to enter into a written agreement acceptable to Landlord prior to gaining access to, or making any installations in or through, such area.  Accordingly, Tenant shall give Landlord written notice sufficient for such purposes.  The currently available telecommunications providers in the Building are:  AT&T, Comcast, Deltacom, Verizon and Telogic.

Notwithstanding the foregoing, in the event of a Qualified Service Interruption, Tenant’s sole remedy shall be as follows:  on the fifth consecutive Business Day following the date Tenant provides Landlord with written notice that a Qualified Service Interruption has occurred (the “Interruption Date”) the Rent payable under this Lease shall be abated on a per diem basis for each day after the five Business Day period that a Qualified Service Interruption occurs based upon the percentage of the Premises so rendered untenantable and not used by Tenant, and the abatement shall continue until the date the Premises become tenantable again.  A “Qualified Service Interruption” shall mean: (a) Landlord ceases to furnish services to the Premises, (b) the cessation does not arise as a result of an act or omission of Tenant, (c) the cessation is not caused by fire or other casualty (in which case Article 14 shall control), (d) the restoration of the services is reasonably within the control of Landlord, and (e) as a result of the cessation, the Premises or a material portion of the Premises is rendered untenantable (meaning that Tenant is unable to use the Premises in the normal course of its business) and Tenant in fact ceases to use the Premises or a material portion of the Premises.  Notwithstanding the foregoing, (i) even if the Qualified Service Interruption was caused by the act or omission of Tenant, Tenant shall be entitled to an abatement of Rent to the extent that Landlord is reimbursed for the abatement by rental interruption insurance, and (ii) for purposes of this section, repair or restoration of any utility services to the Building shall not be considered to be reasonably within the control of Landlord if the interruption of such utility services results from the failure of any equipment or facilities maintained by the utility provider.  In no event will the amount of the abatement exceed the insurance proceeds received by Landlord which are allocable to Tenant’s Rent abatement under this section.

Tenant shall have the right of use of the conference facility to be constructed in the Building based on terms, conditions, and schedules to be established by Landlord, on a first come first served basis, together with all other tenants of the Building.

22.           SECURITY DEPOSIT.  The Security Deposit shall be held by Landlord as security for Tenant’s full and faithful performance of this Lease including the payment of Rent.  Tenant grants Landlord a security interest in the Security Deposit.  The Security Deposit may be commingled with other funds of Landlord and Landlord shall have no liability for payment of any interest on the Security Deposit.  Landlord may apply the Security Deposit to the extent required to cure any default by Tenant beyond the applicable notice and cure periods.  If Landlord so applies the Security Deposit, Tenant shall deliver to Landlord the amount necessary to replenish the Security Deposit to its original sum within ten days after notice from Landlord.  The Security Deposit shall not be deemed an advance payment of Rent or a measure of damages for any default by Tenant, nor shall it be a defense to any action that Landlord may bring against Tenant.

If Tenant is not in default beyond the applicable notice and cure periods and has not been in default under the Lease during the six-month period immediately prior to a Reduction Date (as defined below), and conditions of this Lease, and provided Tenant does not exercise its option to terminate this Lease as set forth in Section 34, the Security Deposit amount then held by Landlord shall be reduced by $15,000.00 each on the 10th day of months 37th and 49th of the Lease Term (each a “Reduction Date”).

23.           GOVERNMENTAL REGULATIONS.  Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the Americans with Disabilities Act of 1990 and all similar present or future laws.  Notwithstanding the preceding sentence, Tenant shall not be obligated to perform any alterations necessary to comply with any laws, unless compliance shall be required by reason of (i)any cause or condition arising out of any Alterations or installations in the Premises (whether made by Tenant or by Landlord on behalf of Tenant), or (ii)Tenant’s particular manner of use of the Premises (as opposed to mere office use).

24.           SIGNS.  No signage shall be placed by Tenant on any portion of the Project.  However, Tenant shall be permitted to place a sign bearing its name in a location reasonably approved by Landlord near the entrance to the Premises (at Landlord’s cost) and will be furnished a single listing of its name in the Building’s directory (at Landlord’s cost), all in accordance with the criteria reasonably adopted from time to time by Landlord for the Project.  Any changes or additional listings in the directory shall be furnished (subject to availability of space) for the then Building standard charge.

25.           BROKER.  Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder regarding the Premises, except the Landlord’s Broker and Tenant’s Broker.  Landlord shall indemnify, defend, and hold Tenant harmless from and against any claims for commissions from the Landlord’s Broker and Tenant’s Broker.  Tenant shall indemnify, defend, and hold Landlord harmless from and against any claims for commissions from any real estate broker other than the Landlord’s Broker and the Tenant’s Broker with whom it has dealt in connection with this Lease.  Landlord shall pay Landlord’s Broker who is responsible for commissions due to the Tenant’s Broker in connection with this Lease pursuant to the terms of separate agreements between Landlord and Landlord’s Broker and the Landlord’s Broker and the Tenant’s Broker, respectively.  This provision shall survive the expiration or earlier termination of this Lease.

26.           END OF TERM.  Tenant shall surrender the Premises to Landlord at the expiration or sooner termination of this Lease in good order and condition, broom-clean, except for reasonable wear and tear.  In addition to any other remedies available at law for Tenant’s holdover, Tenant shall be liable to Landlord for all actual damages, that Landlord may suffer by reason of any holding over by Tenant (and Tenant shall indemnify, defend, and save Landlord harmless against) the following: (i) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises by reason of the holding-over by Tenant, (ii) the loss of the benefit of the bargain if any such tenant shall terminate its lease by reason of the holding-over by Tenant all costs, claims, loss, or liability resulting from delay by Tenant in so surrendering the Premises, and (iii) any claims made by any succeeding tenant founded on any delay.  All Alterations made by Landlord or Tenant to the Premises shall become Landlord’s property on the expiration or sooner termination of the Lease Term.  On the expiration or sooner termination of the Lease Term, Tenant, at its expense, shall remove from the Premises all of Tenant’s personal property, all computer and telecommunications wiring, and all non-standard office alterations that Landlord designates to be removed in Landlord’s consent to such alterations.  Tenant shall also repair any damage to the Premises caused by the removal.  Any items of Tenant’s property that shall remain in the Premises after the expiration or sooner termination of the Lease Term, may, at the option of Landlord, be deemed to have been abandoned, and in that case, those items may be retained by Landlord as its property to be disposed of by Landlord, without accountability to Tenant or any other party, in the manner Landlord shall determine, at Tenant’s expense.

27.           ATTORNEYS’ FEES.  The prevailing party in any litigation arising out of or in any manner relating to this Lease, including the declaration of any rights or obligations under this Lease, shall be entitled to recover from the losing party reasonable attorneys’ fees and costs.  In addition, if Landlord becomes a party to any suit or proceeding affecting the Premises or involving this Lease or Tenant’s interest under this Lease, other than a suit between Landlord and Tenant, or if Landlord engages counsel to collect any of the amounts owed under this Lease, or to enforce performance of any of the agreements, conditions, covenants, provisions, or stipulations of this Lease, without commencing litigation, then the costs, expenses, and reasonable attorneys’ fees and disbursements incurred by Landlord shall be paid to Landlord by Tenant.

28.           NOTICES.  Any notice to be given under this Lease may be given either by a party itself or by its attorney or agent and shall be in writing and delivered by hand, by nationally recognized overnight air courier service (such as FedEx), or by the United States Postal Service, registered or certified mail, return receipt requested, in each case addressed to the respective party at the party’s notice address.  A notice shall be deemed effective upon receipt or the date sent if it is returned to the addressor because it is refused, unclaimed, or the addressee has moved.

29.           IMPOSSIBILITY OF PERFORMANCE.  For purposes of this Lease, the term “Unavoidable Delay” shall mean any delays due to strikes, lockouts, civil commotion, war or warlike operations, acts of terrorism, acts of a public enemy, acts of bioterrorism, epidemics, quarantines, invasion, rebellion, hostilities, military or usurped power, sabotage, government regulations or controls, inability to obtain any material, utility, or service because of governmental restrictions, hurricanes, floods, or other natural disasters, acts of God, or any other cause beyond the direct control of the party delayed.  Notwithstanding anything in this Lease to the contrary, if Landlord or Tenant shall be delayed in the performance of any act required under this Lease by reason of any Unavoidable Delay, then provided notice of the Unavoidable Delay is given to the other party within ten days after its occurrence, performance of the act shall be excused for the period of the delay and the period for the performance of the act shall be extended for a reasonable period, in no event to exceed a period equivalent to the period of the delay.  The provisions of this article shall not operate to excuse Tenant from the payment of Rent or from surrendering the Premises at the end of the Lease Term, and shall not operate to extend the Lease Term.  Delays or failures to perform resulting from lack of funds or the increased cost of obtaining labor and materials shall not be deemed delays beyond the direct control of a party.

30.           RELOCATION OF TENANT.  If Landlord requires the Premises for leasing to a full-floor Tenant, Landlord may move Tenant from the Premises to a reasonably equivalent space comparable in size and layout within the Project on not less than 90 days’ notice to Tenant.  If Landlord relocates Tenant, Landlord shall perform the interior improvements to the new space of approximate equivalence to the interior improvements in the original Premises and pay the reasonable costs of moving Tenant’s property to the new space.  Landlord will also reimburse Tenant for reasonable costs of replacement of stationery, computer and telephone relocation.  Such a relocation shall not terminate or otherwise modify this Lease except that from and after the date of the relocation, the “Premises” shall refer to the relocation space into which Tenant has been moved, rather than the original Premises as defined in this Lease.  If the rentable area of the relocation space is less than the rentable area of the original Premises, then the Base Rent and Tenant’s Allocated Share shall be appropriately adjusted.  If the rentable area of the relocation space is more than the rentable area of the original Premises, the Base Rent and Allocated Share shall not be changed.

31.           PARKING.  Tenant shall be entitled to use no more than the number of parking spaces in the Parking Areas specified in the Basic Lease Information and Defined Terms article of this Lease (“Tenant’s Parking Spaces”).  Tenant shall be required to pay for all such allocated spaces whether Tenant actually uses such spaces or not.  The parking spaces may only be used by principals, employees and invitees of Tenant.  Tenant acknowledges that its guests and visitors will be charged for parking at then current rates.  “Parking Areas” shall mean the areas available for automobile parking in connection with the Building as those areas may be designated by Landlord from time to time.  Except for particular spaces and areas designated from time to time by Landlord for reserved parking, if any, all parking in the Parking Areas shall be on an unreserved, first-come, first-served basis.  Landlord reserves the right to (a) reduce the number of spaces in the Parking Areas provided that the Parking Areas remain in compliance with all applicable governmental requirements; (b) to reserve spaces for the exclusive use of specific parties; and (c)change the access to the Parking Areas, provided that some manner of reasonable access to the Parking Areas remains after the change and in the case of clauses (b) and (c) hereof, Tenant’s Parking Spaces shall not be reduced thereby; and none of the foregoing shall entitle Tenant to any claim against Landlord or to any abatement of Rent.  Landlord (or the operator of the Parking Areas) may charge Tenant (and/or its employees, agents, contractors, invitees, and visitors) directly for the parking fee established by Landlord (or the operator) from time to time for the use of the Parking Areas.  The fixed Rent for parking spaces shall be as provided in the Basic Lease Information and Defined Terms article of this Lease and shall be due and payable, in advance, at the same time as monthly installments of Base Rent are due and payable under this Lease, plus all applicable sales taxes.  This Rent shall be increased on each anniversary of the Commencement Date by 3% over the rates in effect for the immediately preceding year of the Lease Term.  Landlord shall have no liability to Tenant for unauthorized parking in reserved spaces, and shall not be required to tow any unauthorized vehicles.  Landlord may, in its discretion, from time to time, change the location of any reserved spaces.  In the event the Premises are increased or decreased after the Date of this Lease by both Landlord and Tenant, the number of spaces available to Tenant shall likewise be increased or decreased so that the aggregate number of spaces to which Tenant is entitled shall equal three (3) space for each one thousand (1,000) rentable square feet within the Premises, unless otherwise agreed by the parties.

32.           TEMPORARY SPACE.  From and after 15 days following the Date of this Lease, as an accommodation to Tenant, Tenant may occupy, on a temporary basis, Suite 1680 in the Building, containing approximately 1,506 rentable square feet of space as depicted on EXHIBIT “F” (the “Temporary Space”) through the Commencement Date.  Landlord has made no representation or promise as to the condition of the Temporary Space.  Landlord shall not perform any alterations, additions, or improvements in order to make the Temporary Space suitable for Tenant, except that, Landlord (at Landlord’s cost) shall have conduit pulled from the Building’s telephone closet into the Premises for Tenant’s connections for phone service to be obtained by Tenant (at Tenant’s cost).  Tenant shall accept the Temporary Space “as-is, where-is,” and “with all faults,” without any warranty, express or implied, or representation as to fitness or suitability.  Landlord shall not be liable for any latent or patent defect in the Temporary Space.  Tenant shall have no obligation to pay any Base Rent for the Temporary Space but shall pay monthly Operating Costs based on the allocated share of the Temporary Space of .46%.  Except as otherwise provided in this article, Tenant’s occupancy and use of the Temporary Space shall be under all of the applicable provisions of this Lease.  Tenant shall surrender broom clean possession of the Temporary Space to Landlord within seven days after the Commencement Date.  If Tenant shall fail timely to vacate and surrender the Temporary Space, then, in addition to Landlord’s right to regain possession of the Temporary Space as provided in the Default article of this Lease, Tenant shall pay to Landlord 150% of the then Building Standard rental rate for any month or portion of a month that Tenant holds over.  Subject to the terms of Section 11 of this Lease, Landlord may exhibit the Temporary Space to prospective tenants during Normal Business Hours.  Tenant may not assign any of its rights as to, or sublet, the Temporary Space.

33.           OPTION TO EXTEND.

33.1         Tenant shall have the option to extend the Lease Term for an additional period of 60 months, on the same terms and conditions as provided in the Lease, except that, for the extended term:

33.1.1         Upon exercise of this option to extend the Lease Term, the Lease, as extended, shall not contain any further option to extend as provided in this article; and

33.1.2         Landlord shall have no obligation to perform any alterations or tenant improvements or other work in the Premises and Tenant shall continue possession of the Premises in its “as-is,” “where-is,” and “with all faults” condition.

33.2         The exercise of the option set forth in this article shall only be effective on, and in strict compliance with, the following terms and conditions:

33.2.1         Notice of Tenant’s exercise of the option (the “Extension Notice”) shall be given by Tenant to Landlord no later than nine months before the expiration date of the initial Lease Term.  Time shall be of the essence as to the exercise of any election by Tenant under this article.

33.2.2         At the time of Tenant giving Landlord notice of its election to extend the Lease Term and on the expiration of the initial term, the Lease shall be in full force and effect and Tenant shall not be in default under any of the terms, covenants, and conditions of the Lease beyond any applicable grace period.

33.2.3         No more than 33% of the Premises is sublet to any unaffiliated third party at the expiration date of the Lease Term.

33.3         The Base Rent shall be a sum equal to the fair market rental value of the Premises for the extended term, taking into account the rentals at which extensions or renewals of leases are being concluded for comparable space in the Project and in comparable Class “A” buildings in the Fort Lauderdale, Florida area at that time and for such a term and taking into account the terms and conditions of the Lease, current market concessions and tenant improvements for renewing tenants, and anticipated inflation during the extended term (the “Fair Market Rental Value” or the “Value”).

33.4         Within 30 days after receipt of the Extension Notice, Landlord shall advise Tenant of the applicable Base Rent for the extended term.  In the event that Tenant disagrees with Landlord’s determination of Fair Market Rental Value, Tenant shall provide written notice to Landlord of each objection, within thirty (30) days of Landlord’s notice to Tenant, including Tenant’s statement of what it believes the fair market rate for the Fair Market Rental Rate should be for the subject extension term being exercised.  If Tenant has not timely provided an objection notice, then Landlord and Tenant shall enter into an amendment to the Lease extending the Lease Term on the terms and conditions of this subsection.

33.5         If Tenant delivers a timely objection notice, then upon Landlord’s receipt of the notice, Landlord and Tenant shall, for a period of 30 days, negotiate in good faith to agree on the Fair Market Rental Value.  Upon agreement, Landlord and Tenant shall enter into an amendment to the Lease extending the Lease Term on the terms and conditions of this subsection.  If the parties cannot agree on the Fair Market Rental Value within such 30-day period, then Landlord and Tenant shall meet with each other within 35 days after Landlord’s receipt of Tenant’s objection notice and shall exchange in sealed envelopes their final proposal as to the Fair Market Value (collectively, the “Estimates”) and open such envelopes in each other’s presence.  If Landlord and Tenant do not mutually agree upon the Fair Market Value within five Business Days of the exchange and opening of the envelopes, then the Value shall be determined by arbitration in accordance with the expedited procedures of the Commercial Arbitration Rules of the American Arbitration Association then in force, with the following exceptions:  There shall be a single arbitrator selected by the American Arbitration Association.  The arbitrator shall be a commercial real estate broker having at least 15 years’ experience in the office market area in which the Building is located and having a professional designation of CCIM or SIOR, or both designations.  The scope of the arbitrator’s inquiry and determination shall be limited to whether the Landlord’s or the Tenant’s Estimate most closely reflects the Fair Market Rental Value and the arbitrator may not select any Value other than the Landlord’s Estimate or the Tenant’s Estimate.  The determination by the arbitrator shall be rendered in writing to both Landlord and Tenant and shall be final and binding on them.  The parties shall share equally in the cost of the arbitrator.  Any fees of any counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining the counsel or expert.

33.6         All options to extend the Lease Term as set forth in this article shall be null and void if Landlord and Tenant enter into any agreement extending the Lease Term on terms different than those set forth in this article.

34.           OPTION TO TERMINATE.

34.1         Tenant shall have a one-time right to cancel this Lease effective as of the last day of the 42nd month of the Lease Term (the “Termination Date”), but this termination right shall only be effective upon strict compliance with the following terms and conditions:

34.1.1         Tenant shall give Landlord at least nine months’ prior irrevocable notice of the election to terminate.  Time is of the essence as to this notice requirement and all other provisions of this termination article.

34.1.2         Simultaneously with the delivery of the notice of termination, Tenant shall pay to Landlord, as consideration for the privilege of termination, the sum of $100,000.00.

34.1.3         This termination right is conditioned upon (a) the Tenant not being in default under any of the terms, covenants, and conditions of this Lease beyond any applicable grace period; (b) no part of the Premises being sublet for a term extending beyond the Termination Date; and (c) this Lease having not been assigned by Tenant; all three of the preceding conditions being met both at the date of delivery by Tenant of its written election to cancel and on the Termination Date.

34.2           Upon termination and payment as provided in this article, this Lease shall cease and expire on the Termination Date with the same force and effect as if the Termination Date were the date originally provided in this Lease as the expiration date of the Lease Term.  However, Tenant’s obligations to pay Rent and to perform all other obligations under this Lease for the period up to and including the Termination Date shall survive the termination of this Lease.

34.3           On or before the Termination Date, Tenant shall vacate the Premises and surrender possession of the Premises to Landlord in accordance with the provisions of this Lease, as if the Termination Date were the original expiration date of the Lease Term, and Tenant shall execute any documents reasonably required by Landlord regarding the termination.

35.           EARLY ACCESS.  Tenant shall have the right to enter the Premises 15 days prior to the Commencement Date for the purpose of installing Tenant’s computer and telephone cabling, fixtures, furniture, and equipment provided that (a) such entry will not delay or hamper the completion of the Tenant Improvements, (b) Tenant and its vendors and contractors have obtained all governmentally required permits separate from any permits obtained by Landlord as to work to be performed by Landlord, if any, (c) Landlord may revoke or restrict Tenant’s or its contractors’ early access to the Premises if such access interferes with, hampers, or prevents completion of the Tenant Improvements at the earliest possible date, (d) Tenant’s access to the Premises shall be subject to all of the terms and provisions of the Lease, except as to the payment of Rent, (e) any entry by Tenant in the Premises prior to the Commencement Date shall be at Tenant’s sole risk and subject to Tenant coordination with Landlord’s project or property manager, and (f) all work by Tenant’s contractors is subject to the administrative supervision of Landlord and its contractor.  Landlord assumes no responsibility or liability for injury to persons or damage to property caused by the Tenant’s exercise of the rights and privileges granted in this paragraph, and Tenant shall indemnify, defends, and hold Landlord harmless from and against any loss, cost, damage, liability, or expense suffered or incurred by Landlord as a result thereof.  Tenant shall adopt a schedule for its work in conformance with Landlord’s schedule for the Tenant Improvements and shall conduct its work in such a manner as to maintain harmonious labor relations.  All delays to the Tenant Improvements caused by Tenant’s early access shall be deemed a Tenant Delay under this Lease.

36.           MOVING ALLOWANCE.  Provided no uncured default then exists and Tenant has taken possession of the Premises, Tenant shall be entitled to an allowance of up to $11,612.00 ($2.00 per square foot) (the “Moving Allowance”) which allowance may be used solely to pay for Tenant’s moving expenses, cabling and wiring installation costs, and purchase and installation of furniture, fixtures, equipment and appliances.  The Moving Allowance shall be paid to Tenant within 30 days after the later to occur of (i) the Commencement Date, (ii) the date Tenant takes occupancy of the Premises for the conduct of business, or (iii) Landlord’s receipt of paid receipts for all such expenses.

37.           GENERAL PROVISIONS.

37.1         Construction Principles.  The words “including” and “include” and similar words will not be construed restrictively to limit or exclude other items not listed.  This Lease has been negotiated “at arm’s-length” by Landlord and Tenant, each having the opportunity to be represented by legal counsel of its choice and to negotiate the form and substance of this Lease.  Therefore, this Lease shall not be more strictly construed against either party because one party may have drafted this Lease.  If any provision of this Lease is determined to be invalid, illegal, or unenforceable, the remaining provisions of this Lease shall remain in full force, if the essential provisions of this Lease for each party remain valid, binding, and enforceable.  The parties may amend this Lease only by a written agreement of the parties.  This Lease shall constitute the entire agreement of the parties concerning the matters covered by this Lease.  All prior understandings and agreements had between the parties concerning those matters, including all preliminary negotiations, lease proposals, letters of intent, and similar documents, are merged into this Lease, which alone fully and completely expresses the understanding of the parties.  Landlord and Tenant intend that faxed or PDF format signatures constitute original signatures binding on the parties.  This Lease shall bind and inure to the benefit of the heirs, personal representatives, and, except as otherwise provided, the successors and assigns of the parties to this Lease.  Any liability or obligation of Landlord or Tenant arising during the Lease Term shall survive the expiration or earlier termination of this Lease.

37.2          Radon Gas.  The following notification is provided under Section 404.056(5), Florida Statutes:  “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.”

37.3         Exhibits.  All exhibits, riders, and addenda attached to this Lease shall, by this reference, be incorporated into this Lease.  The following exhibits are attached to this Lease:

EXHIBIT “A”	–	Legal Description of the Project
EXHIBIT “B”	–	Sketch of Premises
EXHIBIT “C”	–	Intentionally Omitted
EXHIBIT “D”	–	Rules and Regulations
EXHIBIT “E”	--	Tenant Improvements
EXHIBIT “E-1”	--	Space Plan
EXHIBIT “F”	--	Temporary Space
EXHIBIT “H”	--	Location of Expansion Space

37.4         This Lease (and any and all disputes, controversies and claims arising out of, resulting from or otherwise in connection with this Lease) shall be governed by the laws of the State of Florida, without regard to conflict of laws principles.

37.5         Both Landlord and Tenant irrevocably and unconditionally (a)agree that any suit, action or other legal proceeding arising out of this Lease shall be brought in a court of the State of Florida, Broward County, and (b)consent to the jurisdiction of each such court in any such suit, action or proceeding.

38.           JURY WAIVER; COUNTERCLAIMS.  LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE.  TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

39.           RIGHT OF FIRST REFUSAL.  If at any time during the Lease Term, either Suite 1520, consisting of 2,456 rentable square feet, or Suite 1580, consisting of 3,753 rentable square feet, each contiguous to the Premises, which spaces that are depicted in the attached Exhibit “H” (the “Expansion Space or Spaces”), become available for leasing by Landlord, and Landlord receives from a prospective tenant a bona fide offer to lease either Expansion Space at a rent and upon other terms acceptable to Landlord, or Landlord makes a bona fide proposal to lease either Expansion Space to a prospective tenant, and, if at that time the Lease is in effect and Tenant is not in default under the Lease beyond any applicable grace period, then Landlord shall give Tenant written notice of the offer or proposal specifying the rent and other material economic terms of the offer or proposal, and Tenant shall then have the prior option to lease the Expansion Space that is the subject of the offer or proposal at a rental and on terms equal to the rent and the other terms offered by or to the new prospective tenant, provided that Tenant exercises its prior option by giving Landlord written notice within seven (7) days after Tenant’s receipt of Landlord’s notice of the offer.  Spaces shall not be considered “available for leasing” if (a) the then tenant under an expiring lease of either such space desires to renew or extend its lease (regardless of whether such tenant shall now or at such time have a right or option to renew or extend or whether such renewal or extension is under new arrangements between such tenant and Landlord), or (b) any tenant of the Project possesses any type of expansion right as to either Expansion Space that has been granted prior to the Date of this Lease or is contained in a lease entered into after the Date of this Lease for space as to which Tenant did not elect to exercise its rights under this section.  These rights shall apply only as to either Expansion Space that is available for leasing, and may not be exercised as to only a portion of such Expansion Space.  The option once exercised is irrevocable.  After the expiration of seven (7) days after notice has been given to Tenant of the offer, this option shall expire and be of no further force and effect as to the Expansion Spaces that were the subject of Landlord’s notice, and thereafter Landlord shall be free to rent such spaces to whomever Landlord wishes and on whatever terms it desires.  If the option is exercised, Landlord and Tenant shall enter into an amendment to this Lease reflecting the expansion of the Premises on the terms of this section.  The rights granted in this section shall be subject to the satisfaction of the following conditions:  (i) no portion of the Premises is sublet to anyone at the time Landlord would otherwise notify Tenant of the availability of the Expansion Space or Spaces; (ii) the Lease has not been assigned to anyone at the time Landlord would otherwise notify Tenant of the availability of the Expansion Space or Spaces;  (iii) the Expansion Spaces are intended for the exclusive use of Tenant only; (iv) any Guarantor executing a new Guaranty or reaffirmation of the existing Guaranty confirming that the Guaranty shall apply to the Tenant’s obligations as to the Expansion Spaces.

[signatures on next page]

IN WITNESS WHEREOF, this Lease has been executed on behalf of Landlord and Tenant as of the Date of this Lease.

WITNESSES:	LANDLORD:

Signature of Witness 1	CTA PARTNERS, L.P., a Delaware limited partnership

Print or type name of Witness 1	By:	CRT CTA GP LLC, a Delaware limited liability company, its general partner

Signature of Witness 2		By:	CRTP OP LLC, a Delaware limited liability company, its sole member

Print or type name of Witness 2			By:	DRA CRT Acquisition Corp., a Delaware corporation, its managing member

By:
Name:
Title:

[CORPORATE SEAL]

Date Executed:

TENANT:
Signature of Witness 1
DIRECT INSITE CORP., a Delaware corporation
Print or type name of Witness 1
By:
Signature of Witness 2	Name:
Title:

Print or type name of Witness	[CORPORATE SEAL]
Date Executed:

EXHIBIT “A”

LEGAL DESCRIPTION OF THE PROJECT

All of Parcel A of the Plat of 2 Financial Plaza, according to the Plat thereof recorded in Plat Book 118, Page 6 of the Public Records of Broward County, Florida.

A-1

EXHIBIT “B”

SKETCH OF PREMISES

The above plan is for location of Premises only and is not a representation by Landlord as to any other improvements shown.

B-1

EXHIBIT “C”
JANITORIAL SPECIFICATIONS

JANITORIAL SPECIFICATIONS (CONTINUED)

JANITORIAL SPECIFICATIONS (CONTINUED)

EXHIBIT “D”

RULES AND REGULATIONS

1.             The sidewalks and public portions of the Project, such as entrances, passages, courts, parking areas, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or its employees, agents, invitees, or guests nor shall they be used for any purpose other than ingress and egress to and from the Premises.

2.             No awnings or other projections shall be attached to the outside walls of the Project.  No curtains, blinds, shades, louvered openings, or screens or anything else which may be visible from outside the Building shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord, unless installed by Landlord.  No aerial or antenna shall be erected on the roof or exterior walls of the Premises or on the Project.

3.             No sign, advertisement, notice, or other lettering shall be exhibited, inscribed, painted, or affixed by Tenant on any part of the outside of the Premises or Project or on corridor walls or doors or mounted on the inside of any windows or within the interior of the Premises, if visible from the exterior of the Premises, without the prior written consent of Landlord.  Signs on any entrance door or doors shall conform to Project standards and shall, at Tenant’s expense, be inscribed, painted, or affixed for Tenant by sign makers approved by Landlord.

4.             The sashes, sash doors, skylights, windows, heating, ventilating, and air conditioning vents and doors that reflect or admit light and air into the halls, passageways, or other public places in the Project shall not be covered or obstructed by Tenant, or its employees, agents, invitees, or guests, nor shall any bottles, parcels, or other articles be placed outside of the Premises.

5.             No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Project, nor placed in the public halls, corridors, or vestibules without the prior written consent of Landlord.

6.             Whenever Tenant shall submit to Landlord any plan, agreement, assignment, sublease, or other document for Landlord’s consent or approval, Tenant shall reimburse Landlord, on demand, for the actual out-of-pocket third-party costs for the services of any architect, engineer, or attorney employed by Landlord to review or prepare the plan, agreement, assignment, sublease, consent, or other document.

7.             The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown in them.  All damages resulting from any misuse of fixtures shall be borne by the Tenant who, or whose employees, agents, invitees, or guests, shall have caused the damages.

8.             No animals of any kind (except dogs assisting disabled persons) shall be brought on the Premises or Project.

9.             The Premises shall not be used for cooking, except that use by Tenant of Underwriters’ Laboratory-approved equipment for brewing coffee, tea, hot chocolate, and similar beverages and a microwave oven for food warming shall be permitted, provided that such equipment and use is in accordance with all applicable governmental requirements.  Tenant shall not permit the presence of portable heaters within the Building.  Tenant shall not cause or permit any unusual or objectionable odors to be produced on or permeate from the Premises.

10.           No office space in the Project shall be used for the distribution or for the storage of merchandise or for the sale at auction or otherwise of merchandise, goods, or property of any kind.

11.           Tenant shall not make or permit to be made any unseemly or disturbing noises, radio frequency or electromagnetic or radio interference, or vibrations, or disturb or interfere with occupants of the Project or neighboring premises or those having business with them, or interfere with equipment of Landlord or occupants of the Project, whether by the use of any musical instrument, radio, television, machines or equipment, unmusical noise, or in any other way, including use of any wireless device or equipment.  Tenant shall not throw anything out of the doors or windows or down the corridors, stairwells, or elevator shafts of the Project.

12.           Neither Tenant nor any of Tenant’s employees, agents, invitees, or guests shall at any time bring or keep on the Premises any firearms, inflammable, combustible, or explosive substance or any chemical substance, other than reasonable amounts of cleaning fluids and solvents required in the normal operation of Tenant’s business, all of which shall only be used in strict compliance with all applicable environmental laws.

13.           Landlord shall, at Tenant’s expense, have a valid pass key to all spaces within the Premises at all times during the Lease Term.  No additional locks or bolts of any kind shall be placed on any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism of the locks, without the prior written consent of the Landlord and unless and until a duplicate key is delivered to Landlord.  Tenant must, on the termination of its tenancy, restore to the Landlord all keys to stores, offices, and toilet rooms, either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys so furnished, Tenant shall pay Landlord for the replacement cost of them.

14.           All deliveries, removals, or the carrying in or out of any safes, heavy freights, furniture, or bulky matter of any description may be accomplished only with the prior approval of Landlord (which shall not be unreasonably withheld, conditioned or delayed) and then only in approved areas, through the approved loading/service area doors, using the freight elevator only, during approved hours, and otherwise in accordance with Landlord’s reasonable requirements.  Tenant shall assume all liability and risk concerning these movements (except to the extent caused by negligence or willful misconduct of Landlord or Landlord’s employees, agents, and contractors).  All hand trucks must be equipped with rubber tires and side guards.  Landlord may restrict the location where heavy or bulky matters may be placed inside the Premises.  Landlord reserves the reasonable right to inspect all freight to be brought into the Project and to exclude all freight that can or may violate any of these Rules and Regulations or other provisions of this Lease.

15.           Tenant shall not, unless otherwise approved by Landlord, occupy or permit any portion of the Premises demised to it to be occupied as, by, or for a public stenographer or typist, barber shop, bootblacking, beauty shop or manicuring, beauty parlor, telephone agency, telephone or secretarial service, messenger service, travel or tourist agency, a personnel or employment agency, public restaurant or bar, commercial document reproduction or offset printing service, ATM or similar machines, retail, wholesale, or discount shop for sale of merchandise or food, retail service shop, labor union, school, classroom, or training facility (except for training for Tenant’s employees), an entertainment, sports, or recreation facility, dance or music studio, an office or facility of a foreign consulate or any other form of governmental or quasi-governmental bureau, department, or agency, including an autonomous governmental corporation, a place of public assembly (including a meeting center, theater, or public forum), a facility for the provision of social welfare or clinical health services, a medical or health care office of any kind, a telemarketing facility, a customer service call center (it being agreed and understood that there will be customer service representatives for Tenant’s business in the Premises), a firm the principal business of which is real estate brokerage, a company engaged in the business of renting office or desk space, a public finance (personal loan) business,  or manufacturing, or any other use that would, in Landlord’s reasonable opinion, impair the reputation or quality of the Building, overburden any of the Building systems, Common Areas, or Parking Areas (including any use that would create a population density in the Premises which is in excess of the density which is standard for the Building), impair Landlord’s efforts to lease space or otherwise interfere with the operation of the Project, unless Tenant’s Lease expressly grants permission to do so.  Tenant shall not operate or permit to be operated on the Premises any coin or token operated vending machine or similar device (including telephones, lockers, toilets, scales, amusement devices, and machines for sale of beverages, foods, candy, cigarettes, or other goods), except for those vending machines or similar devices that are for the sole and exclusive use of Tenant’s employees, and then only if operation of the machines or devices does not violate the lease of any other tenant of the Project (of which Tenant shall have been notified).

16.           Tenant shall not create or use any advertising mentioning or exhibiting any likeness of the Project without the prior written consent of Landlord (but Tenant shall have the right to use the name of the Building as Tenant’s address).  Landlord shall have the right to prohibit any advertising that, in Landlord’s reasonable opinion, tends to impair the reputation of the Project or its desirability as a building for offices, and on notice from Landlord, Tenant shall discontinue the advertising.

17.           Landlord reserves the right to exclude from the Project all persons who do not present a pass to the Project on a form or card approved by Landlord or other identification documentation required by Landlord.  Tenant shall be responsible for all its employees, agents, invitees, or guests who have been issued a pass at the request of Tenant and shall be liable to Landlord for all acts of those persons.

18.           The Premises shall not be used for lodging or sleeping, or for any immoral, disreputable, or illegal purposes, or for any purpose that may be dangerous to life, limb, or property.

19.           Any maintenance requirements of Tenant will be attended to by Landlord only on application at the Landlord’s management office for the Project.  Landlord’s employees shall not perform any work or do anything outside of their regular duties, unless under specific instructions from the office of Landlord.

20.           Canvassing, soliciting, and peddling within the Project is prohibited and Tenant shall cooperate to prevent such activities.

21.           In order to obtain maximum effectiveness of the cooling system, Tenant shall lower and/or close Venetian or vertical blinds, shades or drapes when the sun’s rays fall directly on the exterior windows of the Premises.

22.           If, in Landlord’s reasonable opinion, the replacement of ceiling tiles becomes necessary after they have been removed on behalf of Tenant by telephone company installers or others (in both the Premises and the public corridors), the cost of replacements shall be charged to Tenant on a per-tile basis.

23.           All paneling or other wood products not considered furniture that Tenant shall install in the Premises shall be of fire retardant materials.  Before the installation of these materials, Tenant shall submit to Landlord a satisfactory (in the reasonable opinion of Landlord) certification of the materials’ fire retardant characteristics.

24.           Tenant, its employees, agents, contractors, and invitees shall not be permitted to occupy at any one time more than the number of parking spaces in the Parking Areas permitted in the Lease (including any parking spaces reserved exclusively for Tenant).  Usage of parking spaces shall be in common with all other tenants of the Project and their employees, agents, contractors, and invitees.  All parking space usage shall be subject to any reasonable rules and regulations for the sale and proper use of parking spaces that Landlord may reasonably prescribe, provided that such rules do not adversely affect the rights or obligations of Tenant under this Lease by more than a de minimis extent.  Tenant’s employees, agents, contractors, and invitees shall abide by all posted roadway signs in and about the parking facilities.  Landlord shall have the right to tow or otherwise remove vehicles of Tenant and its employees, agents, contractors, or invitees that are improperly parked, blocking ingress or egress lanes, or violating parking rules, at the expense of Tenant or the owner of the vehicle, or both, and without liability to Landlord.  Upon request by Landlord, Tenant shall furnish Landlord with the license numbers and descriptions of any vehicles of Tenant, its principals, employees, agents, and contractors.  Tenant acknowledges that reserved parking spaces, if any, shall only be reserved during the hours of 8:00 a.m. to 5:00 p.m., Monday through Friday, legal holidays excluded.  Parking spaces may be used for the parking of passenger vehicles only and shall not be used for parking commercial vehicles or trucks (except sports utility vehicles, mini-vans, and pick-up trucks utilized as personal transportation), boats, personal watercraft, or trailers.  No parking space may be used for the storage of equipment or other personal property.  Overnight parking in the Parking Areas is prohibited.  Landlord, in Landlord’s sole and absolute discretion, may establish from time to time a parking decal or pass card system, security check-in, or other reasonable mechanism to restrict parking in the Parking Areas.  Landlord reserves the right to charge Tenant an administrative fee of $50.00 per violation of the foregoing rules.

25.           All trucks and delivery vans shall be parked in designated areas only and not parked in spaces reserved for cars.  All delivery service doors are to remain closed except during the time that deliveries, garbage removal, or other approved uses are taking place.  All loading and unloading of goods shall be done only at the times, in the areas, and through the entrances designated for loading purposes by Landlord.

26.           The corridors and parking and delivery areas are to be kept clear of debris, oversized boxes, trash and garbage.  Tenant shall provide convenient and adequate receptacles for the collection of standard items of trash and shall facilitate the removal of trash by Landlord’s janitorial service.  Tenant shall ensure that liquids are not disposed of in the receptacles.

27.           Landlord shall not be responsible for lost or stolen personal property, equipment, or money occurring anywhere on the Project, regardless of how or when the loss occurs.

28.           Tenant shall not conduct any business, loading or unloading, assembling, or any other work connected with Tenant’s business in any public areas.

29.           Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electric facilities, or any part or appurtenance of the Premises.

30.           Tenant agrees and fully understands that the overall aesthetic appearance of the Project is of paramount importance; thus Landlord shall maintain complete aesthetic control over any and every portion of the Premises visible from outside the Premises including all fixtures, equipment, signs, exterior lighting, plumbing fixtures, shades, awnings, merchandise, displays, art work, wall coverings, or any other object used in Tenant’s business.  Landlord’s control over the visual aesthetics shall be complete.  Landlord will notify Tenant in writing of any aesthetic deficiencies and Tenant will have seven days to correct the deficiencies to Landlord’s reasonable satisfaction or Tenant shall be in default of this Lease and the Default article shall apply.

31.           Tenant shall not install, operate, or maintain in the Premises or in any other area, any electrical equipment that does not bear the U/L (Underwriters Laboratories) seal of approval, or that would overload the electrical system or any part of the system beyond its capacity for proper, efficient, and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Project.  Tenant shall not furnish any cooling or heating to the Premises, including  the use of any electronic or gas heating devices, without Landlord’s prior written consent.

32.           Under applicable law, the entire Project, including the Premises, is deemed to be a “no smoking” building and smoking is prohibited in all Common Areas.

33.           Tenant shall not allow the Premises to be occupied by more persons than allowed by applicable governmental requirements and codes.

34.           Landlord may, on request by any tenant, waive compliance by the tenant with any of the Rules and Regulations provided that (a) no waiver shall be effective unless in writing and signed by Landlord or Landlord’s authorized agent, (b) a waiver shall not relieve the tenant from the obligation to comply with the rule or regulation in the future unless expressly consented to by Landlord, and (c) no waiver granted to any tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless the other tenant has received a similar waiver in writing from Landlord.

35.           Tenant will take all steps necessary to prevent: inadequate ventilation, emission of chemical contaminants from indoor or outdoor sources, or both, or emission of biological contaminants.  Tenant will not allow any unsafe levels of chemical or biological contaminants (including volatile organic compounds [“VOCs”]) in the Premises,, and will take all steps necessary to prevent the release of contaminants from adhesives (for example, upholstery, wallpaper, carpet, machinery, supplies, and cleaning agents) and excess VOC levels.

36.           Tenant shall comply with any recycling programs for the Project reasonably implemented by Landlord from time to time.

37.           Tenant shall not obtain for use in the Premises ice, drinking water, towel, barbering, bootblacking, floor polishing, lighting maintenance, cleaning, or other similar services from any persons not authorized by Landlord in writing to furnish the services.

38.           Tenant shall not place a load on any floor of the Premises exceeding the floor load per square foot area that such floor was designed to carry.  Landlord reserves the reasonable right to prescribe the weight limitations and position of all heavy equipment and similar items, and to prescribe the reinforcing necessary, if any, that in the reasonable opinion of Landlord may be required under the circumstances, such reinforcing to be at Tenant’s expense.

39.           All contractors performing work to the structure or systems of the Project must be approved by Landlord.

40.           Tenant shall comply with all rules and regulations reasonably imposed by Landlord as to any messenger center Landlord may establish for the Project and as to the delivery of letters, packages, and other items to the Premises by messengers.

41.           Landlord reserves the reasonable right to grant or deny access to the Project to any telecommunications service provider.  Access to the Building by any telecommunications service provider (unless through Landlord’s current Building telecommunications provider’s lines) shall be governed by the terms of Landlord’s standard telecommunications license agreement, which must be executed and delivered to Landlord by such provider before it is allowed any access whatsoever to the Project.

42.           No vinyl wall covering may be installed on any interior side of any wall which comprises an exterior wall of the Building, unless the wall coveringwas manufacturedusing a micro-venting procedurehaving no less than140 needle/venting holes per square inch, and Tenant shallprovide a letter from the wall covering manufacturer confirming such process.

43.           Whenever these Rules and Regulations directly conflict with any of the rights or obligations of Tenant under this Lease, this Lease shall govern.

EXHIBIT “E”

TENANT IMPROVEMENTS

1.             Definitions.  “Tenant Improvements” shall mean the work described on the attached Schedule 1 to this Exhibit and the approved space plan (the “Space Plan”) dated September 22, 2012 attached as EXHIBIT “E-1”, and detailed in the Plans (as defined below).  All changes or additions to the Tenant Improvements listed on Schedule 1 shall be considered a “change” under the Changes paragraph below.

2.             “Plans” shall mean the construction plans and specifications for the improvements to the Premises based on the approved Space Plan.  Tenant will cooperate fully with Landlord and Landlord’s architect and engineer to facilitate the preparation of the construction Plans.  Tenant will respond promptly to any requests for information submitted by Landlord and Landlord’s architect and engineer.  Based on the approved Space Plan, Landlord shall use good faith efforts to have its architect prepare and submit to Tenant the Plans within five days after the Date of the Lease.  The Plans shall be consistent with the Space Plan.  Within seven Business Days after receipt, Tenant shall review solely for the purpose of conformity of the Plans with the design intent of the Space Plan, (i) approve and return the Plans to Landlord, or (ii) provide Landlord Tenant’s written requested changes to the Plans, in which event Landlord shall have the Plans revised (provided that the requested Tenant’s changes are reasonable) and resubmitted to Tenant for approval within three Business Days after receipt.  If Tenant fails to request changes within such seven Business Day period, Tenant shall be deemed to have approved the Plans.  Any changes requested by Tenant to the Plans other than due to non-conformity of the Plans with the Space Plan shall be considered a Tenant Delay.  The process described in this Section 2 shall be repeated until all of the Plans are approved by Tenant.  Upon Tenant’s approval, the Plans shall become the “Approved Plans”.

3.             Contractor.  Landlord shall, in its sole discretion, select a general contractor to perform the Tenant Improvements, at Landlord’s sole cost and expense.  Other than as set forth in the Lease, Landlord has made no representation or promise as to the condition of the Premises.  Tenant has inspected the Premises and is fully familiar with the physical condition of the Premises.  Subject to Landlord’s obligations under this Exhibit, on the Commencement Date, Tenant shall accept the Premises in its “as-is” “where is” condition.  Landlord warrants that the Tenant Improvements shall be free from defects in materials and workmanship for a period of one year from the Commencement Date.  Landlord shall correct any defects reported to it within the one year warranty period.  Landlord has made no other warranty, express or implied, or representation as to fitness or suitability.

4.             Building Standard/Conflicts.  All of the Tenant Improvements to be performed by Landlord shall incorporate Building standard materials, provided that, Landlord shall have the right to make reasonable substitutions.  No allowance or credit shall be granted for any unused materials or any portion of the Tenant Improvements which is waived by Tenant.  In the case of any conflict between the Tenant Improvements described in this Exhibit and those shown in the Plans, the Plans shall control.  Tenant acknowledges and agrees that Landlord shall have no obligation to perform any Tenant Improvements in the Premises except for the Tenant Improvements expressly set forth in this Exhibit and in the Plans.  Within a reasonable period after all required approvals under this Exhibit and required by governmental authorities are obtained, Landlord shall, at its sole cost, cause its contractor to commence and complete construction of the Tenant Improvements in a good and workman-like manner in accordance with the Approved Plans.  Landlord shall use in connection with the construction of the Tenant Improvements the precise materials, equipment and other items specified in the Approved Plans, or if not specified, Building Standard materials, but Landlord shall be allowed reasonable substitutions of equal or better quality.  Landlord shall obtain all necessary permits with respect to the construction of the Tenant Improvements.  The construction of the Tenant Improvements shall be completed in all respects in compliance with all applicable law.

5.             Changes.  Tenant shall have the right to make changes in the Tenant Improvements by submitting to Landlord written requests for changes and shall pay to Landlord any increase in the cost of the Tenant Improvements caused by any such changes within thirty (30) days after receipt of notice from Landlord as to the amount (which shall be accompanied by reasonable backup documents therefor).  Such payments by Tenant to Landlord shall not be considered additional rent.  For purposes of changes, the terms “Work Cost” shall mean the aggregate of (i) engineering and architectural fees for the Tenant Improvements, plus (ii) filing fees, permit costs, governmental testing, and requirements of applicable law and governmental authorities incurred for or necessitated by Tenant Improvements, including costs of compliance with the ADA resulting from the Tenant Improvements, plus (iii) all costs of demolition of any existing improvements in the Premises, plus (iv) the actual cost of all labor and materials furnished in connection with the Tenant Improvements.

6.             Tenant Delays.  If Landlord or the general contractor is delayed in substantially completing the Tenant Improvements as a result of the occurrence of any Tenant Delay (as hereafter defined), then, for purposes of determining the Commencement Date, the date of substantial completion shall be deemed to be the day that the Tenant Improvements would have been substantially completed absent any Tenant Delay(s).  For purposes of this provision each of the following shall constitute a “Tenant Delay”: (a) Tenant’s failure to furnish information or to respond to any request by Landlord or any design consultant for any approval within any time period prescribed, or if no time period is prescribed, within three Business Days of a request, including any information required to prepare the Plans; or (b) Tenant’s insistence on materials, finishes, or installations that have long lead times after having first been informed that the materials, finishes, or installations will cause a Delay; or (c) changes in the Plans or Tenant Improvements; or (d) performance or nonperformance by Tenant or a person or entity employed by Tenant in the completion of any work; or (e) any delay resulting from Tenant’s having taken possession of the Premises for any reason before substantial completion of the Tenant Improvements; or (f) Tenant’s request for additional bidding or rebidding of the cost of all or a portion of the Tenant Improvements; or (g) any error in the Plans or other documents caused by Tenant, or its employees, agents, independent contractors, or consultants; or (h) any other delay chargeable to Tenant, or its employees, agents, independent contractors, or consultants. No Tenant Delay specified in Sections 6(a), 6(d) and 6(g) shall be deemed to have occurred unless and until Landlord has given written notice thereof to Tenant specifying the action or omission by Tenant which Landlord contends constitutes a Tenant Delay.  If such action or inaction is not cured within one (1) Business Day after receipt of such notice, then a Tenant Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date Tenant received such notice and continuing for the number of days the substantial completion of the Improvements was in fact delayed as a direct result of such action or omission.

7.             Additional Space and Work Not Covered.  This exhibit shall not apply to any additional space added to the original Premises at any time after the Date of this Lease, whether under any options under this Lease or otherwise, or to any portion of the original Premises or any additions to the original Premises in the event of a renewal or extension of the initial Lease Term, whether under any options under this Lease or otherwise, unless expressly so provided in this Lease or an amendment to this Lease.  Tenant shall perform all work not shown on Schedule I and the Plans at its sole expense.

EXHIBIT E-1

SPACE PLAN

Furniture and equipment shown is not included in the Tenant Improvements unless specified therein.

SCHEDULE 1

SCOPE OF TENANT IMPROVEMENTS

October 10, 2012

VIA E-MAIL

Mr. Tim Talbot
ComReal
3050 Universal Blvd. #100
Weston, Florida  33331

Re:           4th Revised Construction Services Proposal
Broward Financial Center
Direct Insite – 15th Floor

Dear Mr. Talbot:

Thank you for the opportunity you have given Commercial Interior Systems, Inc. to provide a cost estimate/proposal for the above referenced project.  This 4th revised pricing is in accordance with your e-mail request dated 10/09/12 the single page space plan (ID2A) as drawn by MPA, Inc. dated 9/22/12, my site visit and the following qualifications:

1.	Permit fee allowance

2.	Demolition costs to include:
A.	Remove and dispose of all existing carpet throughout.
B.	Remove and dispose of all existing ceiling tile throughout.
C.	Remove and dispose of existing ceiling grid as required.
D.	Remove and save all existing doors and hardware.
E.	Remove and dispose of existing cabinets, bookshelves and display cases.
F.	Cut-in (3) new sidelites and (1) door opening into existing walls.

3.	Cabinets costs to include 18 LF of new standard mica upper and lower cabinets in lounge.

4.	Carpentry costs to include:
A.	Relocate (4) existing interior door frame units.
B.	Furnish and install (2) new building standard Mahogany 45-minute fire rated entry doors.
C.	Furnish and install (2) new 45-minute fire rated hollow metal frames.
D.	Furnish and install (8) new hinges, (2) closers and cylindrical locking leversets.

s	Please note, existing doors and hardware are not building standard.

5.	Glass costs to include:
A.	Furnish and install (5) new 2’0” x 7’0” x ¼” clear tempered glass sidelites in aluminum clip sash frames.
B.	Furnish and install (1) new pair of 3’0” x 7’10” x ½” clear tempered Herculite glass doors.

6.	Drywall/framing costs to include:
A.	Construct up to 63 LF of new 1-hour fire rated interior partition to the underside of the deck above.
B.	Construct new un-insulated interior partitions to the underside of the ceiling grid per plan.
C.	Patch miscellaneous locations due to demolition scars and in preparation for paint.
D.	Drywall wrap window openings and entry glass door opening.

s	Please note, costs include $2,400 for the demising wall that separates this space from the CMS Foods space.

7.	Acoustical costs to include:
A.	Furnish and install new 2’ x 2’ standard ceiling grid as required to complete ceiling.
B.	Furnish and install new “Cortega” ceiling tile to supplement existing as required.

8.	Flooring costs to include:
A.	Furnish and install new standard VCT in lounge and phone closet.
B.	Furnish and install new building standard carpet throughout remainder of the space ($18/yd. allowance).
C.	Furnish and install new 4” vinyl base and carpet base as required.
D.	Minor floor patching is included.
E.
Landlord shall provide an allowance of $5.00 per square foot (materials/labor) for ceramic/porcelain tile to be installed in the reception area.  This allowance is for only the reception area and Tenant shall pay for any overage within ten days of invoice.

s	Please note, costs to replace common corridor carpet are excluded.

9.	Painting costs to include:
A.	Apply (1) coat of stain and (2) coats of polyurethane to all new doors.
B.	Apply (2) coats of latex enamel to all hollow metal door frames.
C.	Apply (2) coats of flat latex to all walls throughout.
D.	Remove and dispose of existing wallcovering and glue residue.
E.	Prime and skim walls for paint.

10.	Plumbing costs to include:
A.	Furnish and install (1) new 22” x 25” stainless steel single bowl sink and ADA faucet.
B.	Furnish and install (1) new flow thru water heater.

11.	HVAC costs to include:
A.	Demolition of HVAC as required.
B.	Furnish and install (11) new supply air diffusers and (8) new return air diffusers.
C.	Relocate existing diffusers as required.
D.	Modify existing trunklines as required.
E.	Relocate thermostats as required.
F.	Provide fire damper allowance of $1,800
G.	Provide smoke evacuation allowance of $4,000.

12.	Electrical costs to include:
A.	Electrical demolition within walls and ceilings as required.
B.	Furnish and install new 2 x 4 18-cell lights as required and relocate/re-circuit existing lights as required.
C.	Furnish and install new occupancy sensors at new offices only.
D.	Furnish and install (6) new exit signs and (7) new emergency lights.
E.	Furnish and install (14) new duplex receptacles, (6) furniture feeds and (13) new tele/data sleeves.
F.	Connect (1) flow thru water heater.
G.	Provide allowance of $2,000 for phone closet.

13.	Fire alarm costs to include:
A.	Provide plan as required for permit.
B.	Provide allowance for building fire alarm contractor.

14.	Fire sprinkler costs to include:
A.	Provide plans as required for permit.
B.	Add/cap/relocate fire sprinkler heads as required.
C.	Furnish and install new water curtain at glass entry doors.

15.	General conditions costs to include project management, supervision, dumpsters, construction cleaning, fire caulking, miscellaneous, etc.

16.	Insurance, overhead and contractor’s fee

EXCLUSIONS/CLARIFICATIONS

1.	All work to occur during normal working hours. (8 a.m. to 4 p.m.)
2.	Low voltage wiring (i.e. telephone, data, security, etc.) by others.
3.	Paint costs do not include accent walls or deep colors.
4.	Re-keying of new and existing keylocks is not included.
5.	All window treatments are excluded.
6.	All appliances are to be provided and installed by others.
7.	This proposal assumes the suite will be vacant during this project.
8.	Items not specifically noted above are excluded.

EXHIBIT “F”

SKETCH OF TEMPORARY SPACE

F-1

EXHIBIT “H”

LOCATION OF EXPANSION SPACE

H-1